UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Commercial Federal Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Commercial Federal Corporation (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies: 38,213,247 shares of Common Stock and options to purchase 4,116,297 shares of Common Stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001177 by the sum of: (x) the product of 38,213,247 shares of Common Stock and the merger consideration of $34.00 per share in cash plus (y) $30,919,013, which is the aggregate amount anticipated to be paid to certain persons holding options to purchase 4,116,297 shares of Common Stock in consideration for cancellation of such options.

	(4)	Proposed maximum aggregate value of transaction: $1,330,169,411

	(5)	Total fee paid: $156,561

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Commercial Federal Logo]

13220 CALIFORNIA STREET

OMAHA, NEBRASKA 68154

Dear Stockholder:

On June 13, 2005, we entered into a merger agreement with Bank of the West. If the merger is completed, each of your shares of Commercial Federal common stock will be converted into the right to receive $34.00 in cash. Commercial Federal will also declare and pay a special dividend of $.50 per share to stockholders of record immediately prior to the completion of the merger. This combined merger consideration and special dividend represent a premium of 33% over the closing price of Commercial Federal common stock on June 13, 2005, the last trading day before the merger was publicly announced, and a premium of 37% over the average price of Commercial Federal common stock for the 30 trading days prior to June 13, 2005. Receipt of the merger consideration will be a taxable transaction for federal income tax purposes.

We will hold a special meeting of stockholders of Commercial Federal at the [            ], [            ], on [            ], [            ][    ], 2005, at [            ] a.m. Central time. At the special meeting, we will ask you to approve and adopt the merger agreement with Bank of the West. Your vote is important. We cannot complete the merger unless the holders of two-thirds of the issued and outstanding shares of our common stock entitled to vote at the special meeting approve and adopt the merger agreement. Regardless of whether you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by mail with a proxy card in accordance with the instructions on the proxy card. Voting by proxy in accordance with the instructions on the proxy card will ensure that you are represented at the special meeting even if you are not there in person. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters.

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Commercial Federal and our stockholders. Accordingly, the board has unanimously approved and adopted the merger agreement and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting.

I join the other members of the board of directors in recommending that you vote for the approval and adoption of the merger agreement. After you have reviewed the enclosed materials, please vote by proxy card as soon as you can.

Sincerely,

William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer

This proxy statement is dated [            ] [    ], 2005 and is first being mailed to stockholders on or about [            ] [    ], 2005.

COMMERCIAL FEDERAL CORPORATION

13220 CALIFORNIA STREET

OMAHA, NEBRASKA 68154

(402) 554-9200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [            ] [    ], 2005

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Commercial Federal Corporation will be held at the [            ], [            ], on [            ], [            ][    ], 2005, at [            ] a.m. Central time to consider and vote upon (1) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 13, 2005, by and among Bank of the West, Bear Merger Co., Inc., and Commercial Federal Corporation, pursuant to which Bear Merger Co., Inc., a wholly-owned subsidiary of Bank of the West, will be merged with and into Commercial Federal (the “Merger”), and each share of Commercial Federal common stock, par value $0.01 per share, outstanding immediately prior to the Merger (other than shares owned directly or indirectly by Commercial Federal for its own account or by Bank of the West for its own account, which will be cancelled) will be converted into the right to receive $34.00 in cash and (2) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. Under applicable Nebraska Law, Commercial Federal stockholders do not have appraisal rights in connection with the Merger.

Only Commercial Federal stockholders who held shares of record as of the close of business on [            ] [    ], 2005 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Regardless of whether you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting by mail with a proxy card, in accordance with the instructions on the proxy card. Voting by mail by signing and returning the enclosed proxy card, in accordance with the instructions on the proxy card, will ensure that you are represented at the special meeting even if you are not there in person. A list of Commercial Federal stockholders entitled to vote at the special meeting will be available for examination at the main office of Commercial Federal during ordinary business hours beginning at least two business days after the date of this notice and continuing through the date of the special meeting, as well as at the special meeting.

You may revoke a proxy at any time before we vote it at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by mail, by attending the special meeting and casting your vote by ballot at the special meeting or by submitting a written revocation to our Corporate Secretary before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

By Order of the Board of Directors

Gary L. Matter
Secretary

Omaha, Nebraska

[            ] [    ], 2005

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Commercial Federal from documents that are not included in or delivered with this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Commercial Federal Corporation, Investor Relations Department, 13220 California Street, Omaha, Nebraska, 68154, Telephone (402) 514-5337.

You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [            ] [    ], 2005 in order to receive them before the special meeting. See “Where You Can Find More Information” on page 44.

Appendix A	Agreement and Plan of Merger dated as of June 13, 2005, among Bank of the West, Bear Merger Co., Inc., and Commercial Federal Corporation.
Appendix B	Fairness Opinion of Sandler O’Neill & Partners, L.P.
Appendix C	Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of our stockholders will take place at the [ ], [ ], [ ], [ ], on [ ], [ ] [ ], 2005, at [ ] a.m. Central time.

Q.	What matters will we be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to approve and adopt the merger agreement with Bank of the West; and

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q.	What is the required vote to approve and adopt the merger agreement?

A.	In order to approve and adopt the merger agreement, holders of two-thirds of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the merger agreement. Each share of our common stock is entitled to one vote.

Q.	Who may vote at the special meeting?

A.	Only holders of record of Commercial Federal common stock as of the close of business on [ ] [ ], 2005 may vote at the special meeting. As of [ ] [ ], 2005, there were [ ] shares of Commercial Federal common stock outstanding and entitled to vote.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares through a bank, brokerage firm or nominee, you are considered the “beneficial owner” of shares held in “street name,” and you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q.	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my broker automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. If your shares are held in street name, you should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you.

Q.	How is Commercial Federal common stock held in the Commercial Federal Retirement Savings Plan voted?

A.	If you are an employee or former employee of Commercial Federal who owns shares of Commercial Federal common stock under Commercial Federal’s Retirement Savings Plan, you will be furnished a separate voting direction form by the plan trustee. The plan trustee will vote shares of Commercial Federal common stock allocated to your account under the Commercial Federal Retirement Savings Plan on the record date. The plan trustee will vote your shares in accordance with the directions you give when you complete and return your voting direction form to the plan trustee, or give your instructions by telephone or Internet. The plan trustee will cast your vote in a manner that will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the plan trustee will not vote the shares of Commercial Federal common stock held in your account under the Commercial Federal Retirement Savings Plan.

Q.	What if I abstain from voting or fail to instruct my broker?

A.	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote against the merger.

Q.	Should I send in my stock certificates now?

A.	No. After completion of the merger, you will receive written instructions for returning your Commercial Federal stock certificates. These instructions will tell you how and where to send in your Commercial Federal stock certificates in order to receive the merger consideration.

Q.	Do I have appraisal rights if I object to the merger?

A.	No, under applicable Nebraska law, you do not have appraisal or similar rights.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger late in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. Before we can complete the merger, Bank of the West and Commercial Federal must first obtain your approval at the special meeting and the necessary regulatory approvals.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at 13220 California Street, Omaha, Nebraska, 68154, Telephone (402) 514-5337.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokerage firms and nominees, are invited to attend the special meeting. Holders of record of our common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to the Secretary of Commercial Federal, or by attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Commercial Federal Secretary’s mailing address is 13220 California Street, Omaha, Nebraska 68154. Attending the special meeting without voting will not revoke a previously given proxy.

SUMMARY

This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as a Commercial Federal stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.

The Merger (page 10)

Subject to the terms and conditions of the merger agreement, a wholly-owned subsidiary of Bank of the West will merge with and into Commercial Federal. Immediately following the merger, Commercial Federal, as the surviving company, will merge with and into Bank of the West and, immediately following that merger, Commercial Federal’s subsidiary Commercial Federal Bank, a Federal Savings Bank, will merge with and into Bank of the West. Bank of the West will be the sole surviving company as a result of these mergers. In this proxy statement we refer to the merger of Bear Merger Co., Inc. with and into Commercial Federal as the merger, and the subsequent mergers of Commercial Federal with and into Bank of the West and Commercial Federal Bank with and into Bank of the West as the subsequent mergers.

What You Will Receive if the Merger Is Completed (page 29)

If we complete the merger, you will receive $34.00 in cash for each share of our common stock that you hold. We will also declare and pay a special dividend of $.50 per share to shareholders of record immediately prior to the completion of the merger. No interest will be paid on the cash merger consideration or the special dividend.

Receipt of Merger Consideration and the Special Dividend Will Be Taxable for Federal Income Tax Purposes (page 23)

The receipt of cash in the merger and from the special dividend by holders of our common stock will be taxable transactions for federal income tax purposes (and may also be taxable transactions under applicable state, local, foreign and other tax laws). Please refer to the section entitled “THE MERGER—Material Federal Income Tax Consequences” on pages 23 through 24 of this proxy statement for a more detailed explanation of the material federal income tax consequences of the merger and the special dividend. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in the merger and from the special dividend.

The Commercial Federal Board of Directors Recommends that Stockholders Vote “FOR” the Merger (page 11)

Your board of directors has determined, by a unanimous vote, that the merger agreement and the merger are advisable, fair to and in the best interests of Commercial Federal and our stockholders, and has unanimously approved and adopted the merger agreement and the merger. Our board of directors recommends that you vote “FOR” approval and adoption of the merger agreement at the special meeting.

Sandler O’Neill & Partners, L.P. and Merrill Lynch & Co., Inc. Have Each Provided an Opinion to the Commercial Federal Board of Directors that the Total Per Share Consideration, $34.00 Per Share Paid in the Merger and the Special Dividend of $0.50 Per Share, Was Fair from a Financial Point of View to Commercial Federal Stockholders (page 12, Appendix B and Appendix C)

Sandler O’Neill & Partners, L.P. and Merrill Lynch & Co., Inc. have each given opinions to our board of directors that, as of June 13, 2005 (the date the merger agreement was executed) and based upon and subject to the assumptions, conditions, limitations and other matters set forth in the opinions, the total per share consideration to be paid to the holders of our common stock, consisting of the $34.00 in cash per share to be received by the holders of our common stock pursuant to the merger and the $.50 to be received by the holders of our common stock pursuant to the special dividend, was fair from a financial point of view to the holders of our common stock. We include the full text of the Sandler O’Neill written opinion in Appendix B and the full text of the Merrill Lynch written opinion in Appendix C attached to this proxy statement. We urge you to read each of these opinions carefully and in their entirety.

Conditions to the Merger and Expected Timing (page 37)

The completion of the merger depends on a number of conditions being satisfied or waived, including approval of the merger agreement by the holders of two-thirds of the outstanding shares of Commercial Federal common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals. We have also agreed with Bank of the West that the completion of the merger will not occur before December 2, 2005 unless the parties otherwise agree.

We currently expect to complete the merger late in the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.

The Merger Agreement May Be Terminated under Some Circumstances (page 38)

We and Bank of the West may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders approve it.

In addition, either we or Bank of the West may terminate the merger agreement without the consent of the other if:

•	the merger agreement is not approved by our stockholders at the special meeting;

•	any law or regulation is enacted that prohibits consummation of the merger, or any governmental entity of competent jurisdiction issues a final nonappealable order prohibiting the merger;

•	any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and nonappealable;

•	the merger is not completed on or before March 31, 2006; or

•	the other party breaches any of its representations, warranties or covenants, which breach would result in the failure of the applicable conditions to completion of the merger, and the breach is not, or cannot be, cured within 60 days.

Bank of the West may terminate the merger agreement without our consent if:

•	our board of directors fails to recommend adoption of the merger agreement at the special meeting or withdraws or modifies or qualifies its recommendation for adoption of the merger agreement in a manner which is adverse to Bank of the West;

•	our board of directors recommends to our stockholders any competing transaction by a third party or fails to recommend against a competing transaction; or

•	if we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals or in responding to unsolicited competing transaction proposals.

We may terminate the merger agreement without Bank of the West’s consent if our board of directors authorizes us to enter into an agreement with respect to a competing transaction; provided that:

•	our board of directors complies with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals and in responding to unsolicited competing transaction proposals;

•	our board of directors, after consultation with a financial advisor of nationally recognized reputation in similar transactions, reasonably determines in good faith that the competing transaction is a superior proposal;

•	our board of directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to exercise its right to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; and

•	we pay a termination fee to Bank of the West.

We May Be Obligated to Pay Bank of the West a Termination Fee under Some Circumstances (page 39)

We must pay Bank of the West a termination fee of $40 million if:

•	Bank of the West terminates the merger agreement because we have materially breached any of our obligations with respect to the non-solicitation of third-party offers or in responding to unsolicited third-party offers, or we have recommended a competing transaction or failed to recommend against a competing transaction within the time frame in which we are required to do so;

•	either party terminates the agreement after the stockholders fail to approve the merger agreement, and between the date of the merger agreement and the date of the special meeting, a competing transaction has been publicly announced, and within 12 months of termination, we enter into an agreement with a third party that constitutes a competing transaction; or

•	we terminate the merger agreement in order to enter into an agreement providing for a competing transaction proposal.

In addition, if:

•	either party terminates the merger agreement because an applicable closing condition is not satisfied by March 31, 2006 (unless the terminating party’s material noncompliance with an obligation is the cause of that failure) or Bank of the West terminates the merger agreement due to our breach of our representations, warranties or covenants that cannot be cured and our breach causes a failure of a condition to Bank of the West’s obligation to close, and:

(1)	at any time after the date of the merger agreement and before the termination, a competing transaction has been announced or communicated to our board; and

(2)	following that announcement, we intentionally breach our obligations under the merger agreement (which breach materially contributed to the failure of the completion of the merger to occur prior to the March 31, 2006); then we must pay one-half of the termination fee ($20 million) on the next business day following termination, and, if we enter into a competing transaction in the next 12 months following termination, we must pay Bank of the West the other half of the termination fee (an additional $20 million) at that time.

Our Directors and Executive Officers Have Financial Interests in the Merger that Are Different from Your Interests (page 25)

Our executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of our stockholders. These interests include:

•	the rights of some of the Commercial Federal executive officers who are currently party to employment agreements with Commercial Federal or current participants in Commercial Federal plans to receive severance payments and/or benefits after the merger, which rights may be revised in connection with the merger;

•	the rights of the Commercial Federal executive officers and directors in respect of outstanding stock options and compensatory stock unit awards under the Commercial Federal equity-based plans, which options and awards will vest and be cancelled upon completion of the merger in exchange for consideration based on the $34.00 per share merger price;

•	the rights of holders of stock options and compensatory stock unit awards under the Commercial Federal equity-based plans to receive a special retention bonus of $.50 per award; and

•	a consulting agreement between William A. Fitzgerald and Bank of the West that provides him with payments for consulting services.

Also, following completion of the merger, Bank of the West will indemnify and provide directors’ and officers’ insurance for the directors and officers of Commercial Federal for customary events occurring at or prior to the merger, including those that are related to the merger agreement.

Regulatory Matters (page 24)

We and the other parties to the merger agreement have agreed to use our reasonable best efforts to obtain all regulatory approvals and provide all notices necessary, proper or advisable to complete the transactions contemplated by the merger agreement. These approvals include the approval of the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, a waiver letter from the Board of Governors of the Federal Reserve System, and various required notices, including notices to the Office of Thrift Supervision and to certain state regulatory authorities and self-regulatory organizations. The filing of these applications and notices has been, or will promptly be, completed. Although we do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained or what conditions these approvals might include.

Commercial Federal Stockholders Do Not Have Appraisal Rights in the Merger (page 40)

Under Nebraska law, you have no appraisal rights.

THE COMPANIES

Commercial Federal Corporation

13220 California Street

Omaha, Nebraska 68154

(402) 554-9200

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $10.4 billion federal savings bank founded in Omaha, Nebraska, in 1887. It has 198 branches in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services, including retail banking, commercial and industrial lending, small business banking, construction lending, cash management, and insurance and investment services. Additional information about Commercial Federal and its subsidiaries is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 44.

Bank of the West and Certain Related Parties

Bank of the West.    Bank of the West is a California banking corporation, headquartered in San Francisco, California. Bank of the West conducts a general commercial banking business, providing retail and corporate banking, trust, investment and insurance services to individuals, institutions, businesses and governments through 484 banking locations (including 466 full service retail branches and 14 limited service retail offices) and other commercial banking offices located in Arizona, California, Colorado, Idaho, Iowa, Minnesota, Nebraska, Nevada, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, Wisconsin and Wyoming. Bank of the West is a subsidiary of BancWest Corporation. As of December 31, 2004, Bank of the West was the third largest commercial bank headquartered in California, with total assets of $38.8 billion, total deposits of approximately $25.1 billion and total stockholders’ equity of $6.5 billion. Bank of the West’s principal address is 180 Montgomery Street, 25th Floor, San Francisco, California 94104, and its telephone number is 925-942-8300.

BancWest.    BancWest Corporation is a Delaware corporation and a bank holding company with its headquarters in Honolulu, Hawaii, and an administrative headquarters in San Francisco, California. BancWest is a wholly-owned subsidiary of BNP Paribas and is the parent company of Bank of the West and First Hawaiian Bank. BancWest, through its subsidiaries, operates a general commercial banking business and other businesses related to banking, and has 541 branches in Arizona, California, Colorado, Hawaii, Idaho, Iowa, Minnesota, Nebraska, Nevada, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, Wisconsin, Wyoming, Guam and Saipan. As of December 31, 2004, BancWest had total consolidated assets of $50.1 billion, total consolidated deposits of $33.6 billion and total consolidated stockholders’ equity of $5.7 billion. BancWest’s principal address is 999 Bishop Street, 29th Floor, Honolulu, Hawaii 96813, and its telephone number is 808-525-7000.

BNP Paribas.    BNP Paribas is a société anonyme or limited liability banking corporation organized under the laws of the Republic of France. Headquartered in Paris, France, BNP Paribas is a global institution with offices in more than 85 countries and nearly 90,000 employees. It is the largest financial institution in the Euro zone by market valuation. BNP Paribas is a major provider of retail, commercial, and investment banking and insurance products in Europe, with a significant and growing presence in the United States and leading positions in Asia. As of December 31, 2004, BNP Paribas had total consolidated assets of €905.9 billion, total consolidated deposits of €237.7 billion and total consolidated stockholders’ equity of €30.2 billion. BNP Paribas’ principal address is 16, boulevard des Italiens, 75009 Paris, France, and its telephone number is 011-33-1-4014-4546.

Bear Merger Co., Inc.    Bear Merger Co., Inc. is a wholly owned subsidiary of Bank of the West formed solely for the purpose of the merger. Bear Merger Co.’s executive offices are located at 180 Montgomery Street, 25th Floor, San Francisco, California 94104.

THE SPECIAL MEETING

The Proposal

This proxy statement is being furnished to Commercial Federal stockholders in connection with the solicitation of proxies by the Commercial Federal board of directors for use at a special meeting to be held at the [            ], [            ], on [            ], [            ][    ], 2005, at [            ] a.m. Central time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 13, 2005, by and among Commercial Federal, Bank of the West, and Bear Merger Co., Inc., which provides for the merger of Bear Merger Co. with and into Commercial Federal. Following this merger, Commercial Federal will merge with and into Bank of the West and, following that merger, Commercial Federal’s subsidiary Commercial Federal Bank, a Federal Savings Bank, will merge with and into Bank of the West. Bank of the West will be the sole surviving company as a result of these mergers. A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to Commercial Federal stockholders on or about [            ][    ], 2005. You also will be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal. In this proxy statement, we refer to the merger of Bear Merger Co. with and into Commercial Federal as the merger, and the subsequent mergers of Commercial Federal with and into Bank of the West and Commercial Federal Bank with and into Bank of the West as the subsequent mergers.

Record Date and Voting

The holders of record of Commercial Federal common stock as of the close of business on the record date, which was [            ][    ], 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [            ] shares of Commercial Federal common stock outstanding.

The holders of a majority of the shares of Commercial Federal common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Commercial Federal common stock held in treasury by Commercial Federal or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Nebraska law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

Required Vote

Each share of Commercial Federal common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption and approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Commercial Federal common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of Commercial Federal common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes), and votes to abstain, are effectively votes against the merger. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement requires the approval of the majority of shares present at the special meeting, in person or by proxy, whether or not a quorum is present.

Record holders may vote their shares of Commercial Federal common stock in any of the following ways:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

As of the record date, our executive officers and directors owned an aggregate of approximately [            ] shares of Commercial Federal common stock, entitling them to exercise approximately [    ]% of the voting power of Commercial Federal common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Commercial Federal will vote in favor of the proposals.

Proxies; Revocation

If you vote your shares of Commercial Federal common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Commercial Federal common stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to the Corporate Secretary of Commercial Federal at 13220 California Street, Omaha, Nebraska, 68154;

•	by delivering a later-dated, duly executed proxy relating to the same shares to the Corporate Secretary of Commercial Federal by mail; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of Commercial Federal common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

Commercial Federal will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, by mail, on the Internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $13,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

The Commercial Federal board of directors, together with Commercial Federal management, has periodically reviewed and discussed Commercial Federal’s business, strategic direction, performance and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which Commercial Federal operates and elsewhere. The Commercial Federal board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or other business combinations. In this regard, the management of Commercial Federal has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and issues arising from potential business combination or other strategic transactions.

In early March, 2005, Don McGrath, Chairman and Chief Executive Officer of Bank of the West, met with William Fitzgerald, Chairman and Chief Executive Officer of Commercial Federal, to express Bank of the West’s interest in expanding further into the Midwest, including by way of a potential transaction with Commercial Federal. Commercial Federal was engaged at this time in a comprehensive process to exit its mortgage loan servicing and wholesale mortgage loan origination businesses, and therefore Mr. Fitzgerald indicated that any further discussions would have to follow the completion of these restructuring efforts.

In mid-April, representatives of Bank of the West again approached Commercial Federal regarding the possibility of a transaction, but Commercial Federal informed Bank of the West that the range of valuations that Bank of the West had informally communicated to Commercial Federal was not compelling. Over the next month, Bank of the West and Commercial Federal and their financial advisors had further discussions regarding a potential transaction, including discussions regarding the fit and prospects of the combined company and potential transaction valuations. During this time, Mr. Fitzgerald periodically updated the Commercial Federal board of directors’ executive committee regarding Bank of the West, and the Commercial Federal board met in early May with its advisors and management to review and discuss information relating to Commercial Federal and the status of the communications with Bank of the West.

On June 2, 2005, the parties entered into a customary confidentiality agreement and over the course of the next two weeks, Bank of the West conducted its due diligence review of Commercial Federal. Also during this time, Bank of the West and Mr. Fitzgerald tentatively agreed that they would be willing to recommend to their boards of directors proceeding with a transaction in which Commercial Federal’s stockholders would receive cash merger consideration of $34.00 per Commercial Federal share, as well as a special one-time cash dividend of $0.50 per share. In addition, the parties and their outside counsel began drafting and negotiating the terms of the merger agreement and the related transaction documents, including a proposed consulting agreement between Bank of the West and Mr. Fitzgerald.

On June 13, 2005, the Commercial Federal board of directors held a special meeting. Mr. Fitzgerald and other members of senior management updated the Commercial Federal board of directors regarding the discussions with Bank of the West, and, together with Commercial Federal’s financial and legal advisors, reviewed with the board of directors the terms of the proposed transaction with Bank of the West in light of the board’s prior discussions of Commercial Federal’s strategic alternatives.

Sandler O’Neill and Merrill Lynch, the financial advisors to Commercial Federal, then discussed a range of matters, including the amount and form of the merger consideration, the structure of the transaction, business and financial information regarding the parties, Commercial Federal’s historical stock price performance, valuation methodologies and analyses and the other matters set forth under “Opinion of Commercial Federal’s Financial Advisors.” After this discussion, Sandler O’Neill and Merrill Lynch each rendered to the Commercial Federal board of directors its respective opinion that, as of the date of the special meeting and based upon and subject to the considerations described in their opinions, the proposed $34.00 cash merger consideration, together with the $.50 to be received by the holders of our common stock pursuant to the special dividend, was fair, from a financial point of view, to holders of Commercial Federal common stock. Representatives of Wachtell, Lipton, Rosen & Katz, then discussed with the Commercial Federal board of directors matters relating to the proposed merger, including the legal standards applicable to its decisions and actions with respect to the proposed transactions, the legal terms of the proposed merger and matters related to the employees of Commercial Federal, and anticipated transaction timing and other transaction-related matters.

Following these presentations, the Commercial Federal board meeting continued with discussions and questions among the members of the Commercial Federal board, management and Commercial Federal’s legal and financial advisors. After further discussion, and taking into consideration the factors described under “—Commercial Federal’s Reasons for the Merger; Recommendation of the Commercial Federal board of directors,” the Commercial Federal board of directors determined that the proposed merger with Bank of the West was advisable and in the best interests of Commercial Federal and its stockholders. The Commercial Federal board approved and adopted the merger agreement with Bank of the West by unanimous vote.

Following approval of the Commercial Federal board, in the evening on June 13, the parties executed the definitive transaction agreements and publicly announced the transaction by joint press release.

Commercial Federal’s Reasons for the Merger; Recommendation of the Commercial Federal Board of Directors

The Commercial Federal board of directors reviewed and discussed the transaction with Commercial Federal’s management and its financial and legal advisors in determining that the merger is fair to, and in the best interests of, Commercial Federal and our stockholders. In reaching its conclusion to approve and adopt the merger agreement, the Commercial Federal board of directors considered a number of factors, including the following:

•	the Commercial Federal board of directors’ understanding of, and the presentations of our management and financial advisors regarding, our business, operations, management, financial condition, earnings and prospects;

•	the Commercial Federal board of directors’ knowledge of the current and prospective environment in which Commercial Federal operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the review by the Commercial Federal board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the cash merger price of $34.00 per share and the $.50 per share to be received by the holders of our common stock pursuant to the special dividend;

•	the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the cash merger price of $34.00 per share together with the $.50 per share to be received by the holders of our common stock pursuant to the special dividend represents a premium of 33% over the closing price of our common stock on June 13, 2005, the last trading day prior to the public announcement of the merger agreement and a premium of 37% over the average price of Commercial Federal common stock for the 30 trading days prior to June 13, 2005;

•	the fact that the merger consideration consists solely of cash, and is not subject to any financing conditions;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	management’s view that the merger will allow for enhanced products and opportunities for our clients and customers;

•	the financial information and analyses presented by Sandler O’Neill and Merrill Lynch to the Commercial Federal board of directors, and the opinion of each of Sandler O’Neill and Merrill Lynch, each dated as of June 13, 2005, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, that the $34.00 in cash per share to be received by the holders of our common stock pursuant to the merger together with the $.50 per share to be received by the holders of our common stock pursuant to the special dividend was fair from a financial point of view to the holders of our common stock (see “—Opinion of Commercial Federal’s Financial Advisors”);

•	the fact that the all-cash price would not allow our stockholders to participate in any of the synergies created by the merger or in any future growth of the combined entity and will be taxable to our stockholders upon completion of the merger;

•	the fact that some of our officers and directors have interests in the merger described under “—Interests of Certain Persons in the Merger” that are in addition to and different from their interests as Commercial Federal stockholders;

•	the requirement that we conduct our business in the ordinary course and the other restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that under the merger agreement we cannot solicit competing proposals and a termination fee is payable to Bank of the West under specified circumstances.

The discussion of the information and factors considered by the Commercial Federal board is not exhaustive, but includes all material factors considered by the Commercial Federal board of directors. In view of the wide variety of factors considered by the Commercial Federal board of directors in connection with its evaluation of the merger and the complexity of these matters, the Commercial Federal board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Commercial Federal board of directors evaluated the factors described above, including asking questions of Commercial Federal’s management and Commercial Federal’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Commercial Federal and Commercial Federal stockholders. In considering the factors described above, individual members of the Commercial Federal board of directors may have given different weights to different factors. The Commercial Federal board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

The Commercial Federal board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Commercial Federal and its stockholders. Accordingly, the Commercial Federal board of directors unanimously approved and adopted the merger agreement and unanimously recommends that Commercial Federal stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinions of Commercial Federal’s Financial Advisors

Commercial Federal retained Sandler O’Neill and Merrill Lynch to act as its financial advisors in connection with the merger. Both investment banking firms provided Commercial Federal with assistance in the merger.

The full texts of the written opinions of Sandler O’Neill and Merrill Lynch, each dated June 13, 2005, that describe, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by each of Sandler O’Neill and Merrill Lynch in connection with their respective opinions, are attached as Appendices B and C, respectively, to this document and are incorporated into this document by reference. Sandler O’Neill and Merrill Lynch provided their respective advisory services and opinions for the information and assistance of the Commercial Federal board of directors in connection with its consideration of the merger. Neither the Sandler O’Neill opinion nor the Merrill Lynch opinion is a recommendation as to how any holder of shares of Commercial Federal common stock should vote with respect to the merger.

Opinion of Sandler O’Neill

Commercial Federal retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with Bank of the West. Commercial Federal selected Sandler O’Neill based on Sandler O’Neill’s qualifications, expertise and reputation, and its substantial experience in transactions similar to the merger and its familiarity with Commercial Federal and its business. Sandler O’Neill is a nationally recognized investment banking firm whose principal area of focus is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the June 13, 2005 meeting at which Commercial Federal’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the per share consideration to be received by the holders of Commercial Federal common stock pursuant to the merger (consisting of $34.00 per share paid in the merger and $0.50 per share paid as a special dividend) was fair to such stockholders from a financial point of view.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion is directed to the Commercial Federal board of directors in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of Commercial Federal as to how such stockholder should vote at any meeting of the stockholders called to consider and vote upon the merger agreement. The opinion is directed to only the fairness, from a financial point of view, of the per share cash consideration and the special dividend to be paid pursuant to the merger to Commercial Federal stockholders. It does not address any other aspect of the merger or the underlying business decision of Commercial Federal to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Commercial Federal or the effect of any other transaction in which Commercial Federal might engage. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Commercial Federal stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Commercial Federal that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of BNP Paribas that Sandler O’Neill deemed relevant;

•	internal budgets for Commercial Federal for the years ending December 31, 2005 and 2006 prepared by and reviewed with senior management of Commercial Federal and earnings growth estimates for the years thereafter furnished by and discussed with senior management of Commercial Federal;

•	earnings per share estimates for Commercial Federal for the years ending December 31, 2005 and 2006 and earnings per share growth rates for the years thereafter, in each case published by Institutional Brokers Estimate Systems (IBES), which is a database owned by Thompson Financial;

•	the publicly reported historical price and trading activity for Commercial Federal’s common stock, including a comparison of certain financial and stock market information for Commercial Federal with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the savings institutions and commercial banking industries, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Commercial Federal the business, financial condition, results of operations and prospects of Commercial Federal. In connection with its engagement, Sandler O’Neill did not solicit indications of interest in a potential transaction from any third parties.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of each of Commercial Federal and Bank of the West that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information.

Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities, contingent or otherwise, of Commercial Federal or Bank of the West or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Commercial Federal or Bank of the West, nor did it review any individual credit files relating to Commercial Federal or Bank of the West. With Commercial Federal’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Commercial Federal and Bank of the West were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the agreements would not be waived. Sandler O’Neill also assumed that there had been no material change in the assets, financial condition, results of operations, business or prospects of Commercial Federal or Bank of the West since the date of the last financial statements made available to it; and that Commercial Federal and Bank of the West would remain as going concerns for all periods relevant to its analyses. With Commercial Federal’s consent, Sandler O’Neill relied upon the advice Commercial Federal received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. The internal budgets and estimates for Commercial Federal used and relied upon by Sandler O’Neill in its analyses were based upon internal financial projections provided by Commercial Federal, which Commercial Federal’s senior management confirmed to Sandler O’Neill reflected the best currently available estimates and judgments of the future financial performance of Commercial Federal, and Sandler O’Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O’Neill expressed no opinion as to such budgets or estimates or the assumptions on which they are based.

Sandler O’Neill has in the past provided certain investment banking services to Commercial Federal and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Commercial Federal and Bank of the West and their respective affiliates and may actively trade the equity and/or debt securities of Commercial Federal and and/or BNP Paribas and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Merrill Lynch

At the meeting of Commercial Federal’s board of directors on June 13, 2005, Merrill Lynch rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the per share consideration to be received by the holders of Commercial Federal common stock pursuant to the merger (consisting of $34.00 per share paid in the merger and $0.50 per share paid as a special dividend) was fair, from a financial point of view, to such stockholders. This opinion was subsequently confirmed in writing as of June 13, 2005.

Merrill Lynch’s opinion does not speak as of any date other than the date of that opinion. The opinion of Merrill Lynch will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger, including changes in the operations and prospects of Commercial Federal, general market and economic conditions and other factors that may influence the value of Commercial Federal or its common stock. Commercial Federal stockholders are urged to, and should, read Merrill Lynch’s opinion carefully and in its entirety.

Merrill Lynch’s opinion is directed to Commercial Federal’s board of directors and addresses only the fairness, from a financial point of view, of the per share cash consideration and the special dividend to be paid pursuant to the merger to Commercial Federal stockholders. Merrill Lynch was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Commercial Federal and Bank of the West. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any stockholder as to how to vote at the meeting. The summary of Merrill Lynch’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Commercial Federal that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of Commercial Federal furnished to Merrill Lynch by senior management of Commercial Federal;

•	conducted discussions with members of senior management and representatives of Commercial Federal concerning the matters described in the bullet points set forth above;

•	reviewed the market prices and valuation multiples for shares of Commercial Federal common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the publicly reported financial condition and results of operations of Commercial Federal and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Commercial Federal and Bank of the West and their respective financial and legal advisors with respect to the merger;

•	reviewed the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with or reviewed by or for Merrill Lynch, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Commercial Federal, and Merrill Lynch was not furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the solvency or fair value of Commercial Federal under any state or federal laws relating to bankruptcy, insolvency, or similar matters.

Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and it neither made an independent evaluation of the adequacy of the allowances for loan losses of Commercial Federal, nor reviewed any individual credit files of Commercial Federal, nor was Merrill Lynch requested to conduct such a review. As a result, Merrill Lynch has assumed that the allowances for loan losses of Commercial Federal are adequate to cover such losses. In addition, Merrill Lynch did not assume any obligation to conduct, and Merrill Lynch did not conduct, any physical inspection of the properties or facilities of Commercial Federal.

With respect to the financial and operating information, including, without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, in each case furnished to or discussed with Merrill Lynch by Commercial Federal, Merrill Lynch assumed that all such information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Commercial Federal as to the future financial and operating performance of Commercial Federal. Merrill Lynch’s opinion is based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

For purposes of rendering its opinion, Merrill Lynch also assumed that, in all respects material to its analysis:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and any related documents and instruments;

•	all conditions to completing the merger will be satisfied without any waivers; and

•	the special dividend will be duly declared and paid (or funds set aside for payment) prior to the merger in an amount of not less than $0.50 in cash per Commercial Federal common share.

Merrill Lynch’s opinion does not address the merits of the underlying decision by Commercial Federal to engage in the merger and does not constitute a recommendation to any stockholder of Commercial Federal as how such stockholder should vote on the proposed merger or any matter related to the proposed merger. In addition, the board of directors of Commercial Federal did not ask Merrill Lynch to address, and Merrill Lynch’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Commercial Federal other than the holders of Commercial Federal common stock.

The Commercial Federal board of directors selected Merrill Lynch as its financial advisor because of its reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Commercial Federal and its business. As part of its investment banking and financial advisory business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of BNP Paribas and its affiliates and Commercial Federal and its affiliates for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. As of June 20, 2005, Merrill Lynch held through its retail brokerage accounts 432,731 shares of BNP Paribas common stock and 1,174,435 shares of Commercial Federal common stock. Merrill Lynch does not hold any of these shares as principal, which means that the voting and disposition power generally is held by the retail owner of the shares. In the past two years, Merrill Lynch has provided to BNP Paribas and BancWest Corporation financial advisory, investment banking and other services unrelated to the proposed merger, and has provided to Commercial Federal financial advisory, investment banking and other services unrelated to the proposed merger and in each case Merrill Lynch has received fees for these services. Merrill Lynch may provide these types of services to BNP Paribas and its affiliates and/or Commercial Federal in the future and receive fees for those services.

Joint Financial Analyses of Merrill Lynch and Sandler O’Neill

In performing their analyses, Sandler O’Neill and Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sandler O’Neill, Merrill Lynch and Commercial Federal. Any estimates contained in the analyses performed by Sandler O’Neill and Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Sandler O’Neill and Merrill Lynch opinions were among a number of factors taken into consideration by Commercial Federal’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Commercial Federal’s board or management with respect to the fairness of the per share cash consideration and the special dividend to be paid pursuant to the merger.

At the June 13, 2005 meeting of Commercial Federal’s board of directors, Sandler O’Neill and Merrill Lynch made a presentation of certain financial analyses of the merger. Sandler O’Neill and Merrill Lynch collaborated in performing each of the financial analyses summarized below. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill and Merrill Lynch or the presentation made by Sandler O’Neill and Merrill Lynch to Commercial Federal’s board but summarizes the material analyses performed and presented in connection with their opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at their opinions, neither Sandler O’Neill nor Merrill Lynch attributed any particular weight to any analysis or factor that they considered, but rather each made its own qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill and Merrill Lynch believe that their analyses and the summary of their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute a complete description of the financial analyses.

Calculation of Transaction Value

Sandler O’Neill and Merrill Lynch reviewed the terms of the merger agreement. They noted that the merger agreement provided for total consideration of $34.50 per share of Commercial Federal common stock, consisting of $34.00 per share to be paid in the merger plus the anticipated special dividend of $0.50 per share. Sandler O’Neill and Merrill Lynch also noted that the transaction had an implied aggregate offer value of approximately $1.36 billion.

Implied Transaction Pricing Multiples and Comparable Merger and Acquisition Transactions

Sandler O’Neill and Merrill Lynch calculated the implied transaction value as a multiple of Commercial Federal’s book value and tangible book value at March 31, 2005 (adjusted to reflect payment of the $0.50 per share special dividend), and as a multiple of Commercial Federal’s earnings per share for the twelve months ending March 31, 2005 (excluding charges related to exiting the mortgage servicing business in the first quarter of 2005) and estimated earnings (based on consensus Thomson One Analytics earnings estimates) for the next twelve months beginning April 1, 2005. Sandler O’Neill and Merrill Lynch also compared the tangible premium (defined as the implied offer value less Commercial Federal’s tangible book value at March 31, 2005) to the total deposits, core deposits (which excludes certificates of deposit with a principal amount of greater than $100,000, brokered deposits and foreign deposits) and non-certificate of deposit deposits of Commercial Federal at March 31, 2005. Sandler O’Neill and Merrill Lynch also calculated the implied transaction value as a premium to Commercial Federal’s closing price per share of common stock on June 10, 2005 and 30 days preceding the announcement of the merger. Thomson One Analytics is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

Sandler O’Neill and Merrill Lynch also compared the foregoing and other calculations to similar calculations for merger and acquisition transactions in the banking industry that have been announced since January 1, 2001, and that were valued greater than $750 million and less than $3 billion, and for merger and acquisition transactions in the thrift industry that have been announced since January 1, 2001, and that were valued greater than $750 million, and for Royal Bank of Scotland’s acquisition of Charter One in 2004. The following transactions were reviewed by Sandler O’Neill and Merrill Lynch:

Bank Deals

Acquirer	Target
Royal Bank of Scotland Group, Plc	Charter One Financial, Inc.
M&T Bank Corp.	Allfirst Financial Inc.
BNP Paribas	BancWest Corporation
BNP Paribas	United California Bank
Royal Bank of Canada	Centura Banks Inc.
National City Corporation	Provident Financial Group Inc.
Citigroup Inc.	European American Bank
Fifth Third Bancorp	First National Bankshares of Florida, Inc.
BNP Paribas	Community First Bancshares, Inc.
BB&T Corporation	F&M National Corporation
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.

Thrift Deals

Acquirer	Target
North Fork Bancorporation, Inc.	GreenPoint Financial Corp.
Citigroup Inc.	Golden State Bancorp Inc.
Washington Mutual, Inc.	Dime Bancorp, Inc.
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.
Independence Community Bank Corp.	Staten Island Bancorp, Inc.
Sovereign Bancorp, Inc.	Seacoast Financial Services Corporation
Sovereign Bancorp, Inc.	Waypoint Financial Corp.
New York Community Bancorp, Inc.	Richmond County Financial Corp.

For these selected merger and acquisition transactions, Sandler O’Neill and Merrill Lynch used publicly available financial information, including company investor presentations and information obtained from SNL Financial’s online databases, to determine:

•	the multiples of the transaction price per share to both the next twelve month earnings estimates per share and last twelve months earnings per share at the time of announcement;

•	the multiples of the transaction price per share to both the book value per share and the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions;

•	the tangible premium to each of the total deposits, core deposits and non-CD deposits of the target company (where such data were available);

•	the target company’s efficiency ratio, return on assets and return on equity; and

•	the premium per share paid by the acquiror compared to the per share market price of the target company prevailing, respectively, one day prior to and 30 days prior to the announcement of those transactions.

The mean and median values of these premiums and multiples were then compared to those calculated for the merger. Sandler O’Neill and Merrill Lynch considered these selected merger and acquisition transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in the selected merger and acquisition transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the average) is not by itself a meaningful method of using selected merger and acquisition transaction data. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers.

The following table compares the foregoing calculations for the merger and the median of the foregoing calculations for the selected merger and acquisition transactions.

		Comparable Merger and Acquisition Transactions
	Bank of the West/ Commercial Federal	Thrifts	Banks
Implied Transaction Value as a Multiple of:
Book Value	1.80x	2.40x	2.38x
Tangible Book Value	2.34x	3.43x	3.32x
Last Twelve Months EPS	19.17x	16.09x	17.46x
Next Twelve Months EPS	16.67x	14.70x	16.29x

Tangible Premium as a Percentage of:
Total Deposits	11.7%	24.5%	21.1%
Core Deposits	13.0%	30.3%	24.4%
Non-CD Deposits	18.0%	42.8%	38.1%

Implied Transaction Value as a Premium to:
Closing Price—One Day Prior to Announcement	36.0%	12.9%	29.5%
Closing Price—30 Days Prior to Announcement	36.6%	22.2%	27.0%

Discounted Dividend Analysis

Sandler O’Neill and Merrill Lynch performed a discounted dividend analysis to estimate a range of the present values per share of Commercial Federal common stock, assuming consensus earnings estimates (based on consensus Thomson One Analytics) for Commercial Federal of $1.55 for the last nine months of 2005 and $2.33 for 2006. After 2006, earnings were estimated to increase annually at a range of 6-14%, which range was determined based on consensus earnings growth estimates (based on consensus Thomson One Analytics) for Commercial Federal and various hypothetical growth scenarios provided by management. The cash flows were modeled assuming that Commercial Federal continued to operate as an independent entity. The valuation range was determined by adding (i) the present value of Commercial Federal’s earnings available for dividends, net of earnings necessary to maintain Commercial Federal’s tangible common equity to tangible assets ratio of 5.8% (based on its ratio at March 31, 2005), through December 31, 2010 and (ii) the present value of the “terminal value” of Commercial Federal common stock. In calculating the terminal value of Commercial Federal common stock, Sandler O’Neill and Merrill Lynch applied multiples ranging from 10.0x to 13.0x to 2011 forecasted cash earnings. The dividend stream and the terminal value were then discounted back to June 30, 2005 using discount rates ranging from 10.0% to 14.0%, which are rates Sandler O’Neill and Merrill Lynch viewed as the appropriate range for a company with Commercial Federal’s risk characteristics.

Based on the above assumptions, Sandler O’Neill and Merrill Lynch determined that the present value of the Commercial Federal common stock ranged from $20.29 to $35.11.

Implied Market Premium Based on Average Stock Prices

Sandler O’Neill and Merrill Lynch performed a stock performance analysis based on historical closing prices for Commercial Federal common stock by calculating the implied premium offered for Commercial Federal common stock based on an implied consideration of $34.50 in cash per share of Commercial Federal common stock using the average closing stock prices for the following periods:

Implied Premium
Current Closing Price—June 10, 2005	36.0%
6 Month Closing Average	27.3
1 Year Closing Average	26.4
3 Year Closing Average	36.8
5 Year Closing Average	45.3

Comparable Companies Analysis

Sandler O’Neill and Merrill Lynch analyzed the public market statistics of certain comparable companies and examined various trading statistics and information. As part of this comparable companies analysis, Sandler O’Neill and Merrill Lynch examined public market data, including the following market statistics:

•	the multiple of market price per share to median estimated 2005 earnings per share;

•	the multiple of market price per share to median estimated 2006 earnings per share;

•	the multiple of market price per share to median estimated 2006 cash earnings per share;

•	the multiple of market price per share to median book value per share and median tangible book value per share; and

•	the median dividend yield.

In addition, Sandler O’Neill and Merrill Lynch also compared certain balance sheet ratios of Commercial Federal at March 31, 2005, certain profitability ratios of Commercial Federal for the quarter ended March 31, 2005, and certain credit quality ratios of Commercial Federal at and for the quarter ended March 31, 2005, to the median of those ratios for the comparable companies. The estimated 2005 and 2006 earnings per share were obtained from Thomson One Analytics and the remaining information was obtained from publicly available financial information at or for the quarter ended March 31, 2005, and from SNL Financial’s online database. The stock price data used for this analysis were the closing prices for the selected companies on June 10, 2005. Commercial Federal’s results for the first quarter of 2005 were adjusted to exclude the charges related to exiting the mortgage servicing business.

In choosing companies comparable to Commercial Federal to analyze, Sandler O’Neill and Merrill Lynch selected thrifts with assets between $6 billion and $25 billion. The thrifts included: New York Community Bancorp, Inc.; Astoria Financial Corp.; Independence Community Bank Corp.; MAF Bancorp, Inc.; BankUnited Financial Corporation; FirstFed Financial Corp.; First Niagara Financial Group, Inc.; Washington Federal, Inc.; Sterling Financial Corporation; Newalliance Bancshares, Inc.; Bankatlantic Bancorp, Inc.; and Provident Financial Services, Inc. This analysis yielded the following results:

	Commercial Federal		Peer Median		Commercial Federal Rank Out of 13
Balance Sheet
Loans/Deposits	119.53%		113.71%		4
Borrowings/Deposits plus Borrowings	30.72		35.86		8
Equity/Assets	7.37		11.31		9
Tangible Equity/Assets	5.82		6.19		9

Profitability
Return on Average Assets	0.49%		1.01%		13
Return on Average Equity	7.15		11.14		10
Efficiency Ratio	72.35		52.18		12
Net Interest Margin	2.46		3.16		11
Non-Interest Income/Revenue	33.44		16.41		2

Credit Quality
Nonperforming Assets/Assets	0.60%		0.15%		13
Nonperforming Loans/Loans	0.63		0.25		13
Reserves/Loans	1.12		0.91		4
Reserves/Nonperforming Loans	177.56		302.66		10
Reserves/Nonperforming Assets	145.41		290.92		10
Net Change-offs/Average Loans	0.41		0.00		13

Trading Statistics
Price/2005E EPS	13.28	x	13.52	x	8
Price/2006E EPS	10.88		12.05		12
Price/2006E Cash EPS	10.63		11.95		12
Price/Book	1.29		1.47		10
Price/Tangible Book	1.66		2.24		12
Dividend Yield	2.13%		1.90%		6

Sandler O’Neill and Merrill Lynch selected these companies because their businesses and operating profiles are reasonably similar to those of Commercial Federal. No comparable company identified above is identical to Commercial Federal. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected company data.

Miscellaneous

Pursuant to letter agreements between Commercial Federal and each of Sandler O’Neill and Merrill Lynch, in each case as of June 2, 2005 Commercial Federal agreed to pay each of Sandler O’Neill and Merrill Lynch an aggregate fee of $5.1 million for its respective financial advisory services, including its opinion, in connection with the merger. Commercial Federal also agreed to indemnify each of Sandler O’Neill and Merrill Lynch and their respective affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

Material Federal Income Tax Consequences

The following describes generally the material United States federal income tax consequences of the merger and the special dividend to U.S. holders (as defined below) of our common stock. The summary is based on the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury Regulations to continue to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a U.S. holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger and upon payment of the special dividend.

The Merger

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the stockholder’s adjusted tax basis in such shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock. The cash merger consideration will be taxable to you when received or accrued, in accordance with your regular method of income tax accounting. For federal income tax purposes, if you are a cash method taxpayer, you will be considered to have received the cash when your ability to receive it is no longer subject to any substantial limitations or restrictions, as will be the case when you have received the letter of transmittal following completion of the merger.

The Special Dividend

Pursuant to the terms of the merger agreement, we will also declare a special dividend of $.50 per share immediately prior to the completion of the merger. We intend to take the position that the special dividend will constitute a dividend for United States federal income tax purposes. Generally, U.S. holders that are not corporations and that meet applicable holding period requirements under the Code for “qualified dividends” will be taxed on the special dividend at a maximum federal income tax rate of 15%. U.S. holders should consult their tax advisors regarding any alternative characterization of the special dividend, including as consideration received from us in exchange for their shares of our common stock. In addition, holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Backup Withholding

Under the Code, you, as a holder of our stock, may be subject, under certain circumstances, to “backup withholding” at a rate of 28% with respect to the amount of cash received in the merger, unless you (1) provide a correct taxpayer identification number and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Governmental and Regulatory Approvals

Consummation of the merger and the subsequent mergers are subject to prior receipt of all required approvals and consents by all applicable federal and state regulatory authorities.

Federal Reserve Board.    The merger is subject to the prior approval of, or waiver, from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned, the convenience and needs of the communities to be served and the effectiveness of the parties in combating money-laundering activities. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any bank holding company merger approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge the transaction on antitrust grounds and seek divesture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

Section 225.12(d)(2) of the Federal Reserve Board’s Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. BancWest Corporation, Bank of the West and Commercial Federal believe that the merger and subsequent mergers satisfy these requirements and, accordingly, BancWest Corporation intends to submit a notice to the Federal Reserve Board under this regulation.

Federal Deposit Insurance Corporation.    Immediately after Bear Merger Co., Inc. merges with and into Commercial Federal, the parties intend to merge Commercial Federal, and then Commercial Federal Bank, with and into Bank of the West. These mergers are subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. The FDIC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any bank merger approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the FDIC and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days. The merger will also require prior notice to the Office of Thrift Supervision.

State Approvals and Notices.    The prior approval of the Commissioner of Financial Institutions of the State of California is required under the California Financial Code for the merger of Commercial Federal Bank into Bank of the West. The Commissioner will review the bank merger under statutory criteria that include factors similar to those required to be considered by the Federal Deposit Insurance Corporation as summarized above. In addition, the Commissioner must also determine that the terms of the merger are fair, just and equitable.

Status of Applications and Notices.    Bank of the West and Commercial Federal have filed with the FDIC under the Bank Merger Act and have, or promptly will, prepare and file all other required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on Bank of the West (measured on a scale relative to Commercial Federal). If any such condition or requirement is imposed, Bank of the West may elect not to consummate the merger. See “—Conditions to the Merger” beginning on page 37.

Financial Interests of Executive Officers and Directors in the Merger

In considering the recommendation of the Commercial Federal board of directors with respect to the merger agreement, Commercial Federal’s stockholders should be aware that some of Commercial Federal’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of Commercial Federal’s stockholders generally. The Commercial Federal board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Commercial Federal’s stockholders vote in favor of approving the merger agreement.

Equity Compensation Awards.    The merger agreement provides that upon completion of the merger, each Commercial Federal stock option, including those held by executive officers and directors of Commercial Federal, will be cancelled and converted into the right to receive upon completion of the merger an amount in cash per share subject to the option equal to the excess, if any, of the merger consideration (plus the value of the special dividend) over the per share exercise price of the option. In addition, the merger agreement provides that, upon completion of the merger, each other stock-based award based upon shares of Commercial Federal common stock (other than restricted shares), including those held by executive officers and directors of Commercial Federal, will be cancelled and converted into the right to receive upon completion of the merger an amount in cash equal to the merger consideration (plus the value of the special dividend). Upon completion of the merger, each restricted share will vest and be treated as all other stockholders and each stock option and other stock-based award will vest in full.

Change in Control Agreements.    Each of Commercial Federal’s executive officers, including Frederick R. Kulikowski, David S. Fisher, John S. Morris and Lauren W. Kingry, is party to a change in control agreement. Under the terms of the change in control agreements, if, in anticipation of a change in control, such as completion of the merger, or during the three-year period after a change in control, such as completion of the merger, the executive’s employment is terminated other than for “cause” or the executive resigns for “good reason” (as each term is defined in the agreements), the executive officer will be entitled to continue to receive, in equal monthly installments, the base salary and all commissions and bonuses (including short-term and long-term incentive programs and stock options) in effect at the time of the termination for a period of 35.88 months from the date of termination reduced by the number of months the executive remains in the employ of Commercial Federal after the change in control. During the months for which the executive receives installment payments under the agreements, the executive will also continue to participate in any health, disability and life insurance plans to the same extent as if the executive were an employee of Commercial Federal or its successor. Further, the executive will continue to participate in any perquisite program through the end of the period for which compensation is being paid. In the event that an executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the payments to the executive under the agreement will be reduced to the maximum amount that the executive could receive without being subject to the tax.

Amendment to the Change in Control Agreement with Mr. Fitzgerald.    In connection with the approval of the merger agreement, the board of directors of Commercial Federal approved an amendment to Mr. Fitzgerald’s change in control agreement to eliminate the Section 280G cutback provision described in the immediately preceding sentence and to implement a Section 280G gross-up provision that provides that, in the event that an executive would be subject to the excise tax under Section 4999 of the Code, Mr. Fitzgerald will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed.

Consulting Agreement with Mr. Fitzgerald.    In connection with the approval of the merger agreement, Mr. Fitzgerald entered into a consulting agreement with Bank of the West, which will become effective as of completion of the merger. Under the terms of the consulting agreement, Mr. Fitzgerald will provide consulting services for the three year period following completion of the merger. In consideration for agreeing to provide the consulting services, the Mr. Fitzgerald will be paid a monthly amount equal to $25,000 during the consulting period. In the event of Mr. Fitzgerald’s voluntary termination or termination by Bank of the West for cause (as defined in the consulting agreement), the obligation to pay the consulting fees in respect of the months remaining in the consulting period as of the date of any such event will cease. In the event that the Bank of the West terminates Mr. Fitzgerald’s services as a consultant other than for cause or Mr. Fitzgerald’s services as a consultant terminate upon Mr. Fitzgerald’s death or permanent and total disability, Mr. Fitzgerald will receive the consulting fees for the remainder of the consulting period in a lump sum within ten business days of the date of termination. During the three-year period following completion of the merger, Mr. Fitzgerald will continue to participate in any health, disability and life insurance plan of Commercial Federal and its affiliates to the same extent as if Mr. Fitzgerald were an employee of Commercial Federal. Following such three-year period, Mr. Fitzgerald will receive retiree medical benefits provided to senior executives of Commercial Federal as of immediately prior to completion of the merger. Mr. Fitzgerald will also continue to receive until the end of such three-year period reimbursement for country club dues and assessments that Mr. Fitzgerald received as of immediately prior to completion of the merger.

Upon completion of the merger, Mr. Fitzgerald will terminate employment with Commercial Federal and Commercial Federal will pay Mr. Fitzgerald in a lump sum immediately prior to completion of the merger all amounts due to Mr. Fitzgerald under the change in control agreement described above. In addition, immediately prior to completion of the merger, Mr. Fitzgerald will be paid the lump sum present value of the benefit under Commercial Federal’s Survivor Income Plan and the Agreement by and between Mr. Fitzgerald and Commercial Federal Savings and Loan Association dated as of May 15, 1974, as amended.

Mr. Fitzgerald will not disclose to others or use any confidential information relating to the business of Bank of the West.

Proposed Amendments to Change in Control Agreements.    It is currently contemplated that, effective upon completion of the merger, Commercial Federal will offer to amend its change in control agreements to provide each executive officer (other than Mr. Fitzgerald) who signs the amendment with a payment equal to the estimated amount, if any, by which the executive’s estimated aggregate parachute payments (assuming a termination of employment without cause immediately following completion of the merger) exceed the maximum amount that the executive could receive without being subject to the excise tax under Section 280G of the Code plus $10,000 in consideration for a 12 month non-compete that would commence upon completion of the merger.

The amendment would further provide that, if the executive officer is offered a “comparable position,” (as defined below) accepts such offer, and, during the three-year period following completion of the merger, the executive officer’s employment is terminated without cause or for good reason (as each such term is defined in the change in control agreement), the executive officer will receive a severance payment equal to 2.99 times the executive officer’s “base amount” within the meaning of Section 280G of the Code and, if the executive officer is subject to the excise tax under Section 280G of the Code, the executive officer will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. If any such termination occurs after the first anniversary of completion of the merger, the amount of the executive officer’s severance will be reduced on a declining balance in the same manner as the current change in control agreement.

The amendment would further provide that if the executive officer is offered a “comparable position,” accepts such offer, and the executive officer subsequently terminates employment during the 30-day period following the first anniversary of the change in control, the executive officer will receive a severance payment equal to 23.88 times the monthly amount of executive’s compensation (as determined under the executive officer’s change in control agreement) and, if the executive officer is subject to the excise tax under Section 280G of the Code, the executive officer will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed.

In addition, the amendment would provide that if the executive officer is offered a “comparable position,” accepts such offer, and, during the three-year period following completion of the merger, the executive officer terminates employment under circumstances other than those described above, the executive officer will receive a severance payment equal to 2.99 times the executive officer’s “base amount” within the meaning of Section 280G of the Code (minus the amount paid to the executive officer in consideration for his agreement not to compete) and no Section 280G gross-up. If any such termination occurs after the first anniversary of completion of the merger, the amount of such severance will be reduced on a declining balance in the same manner as the current change in control agreement.

If the executive officer receives but does not accept a “comparable position,” the executive officer will receive a severance payment equal to 2.99 times the executive officer’s “base amount” within the meaning of Section 280G of the Code (minus the amount paid to the executive officer in consideration for his agreement not to compete) and no Section 280G gross-up.

If the Executive does not receive a “comparable position,” the executive officer will receive a severance payment equal to 2.99 times the executive officer’s “base amount” within the meaning of Section 280G of the Code and, if the executive officer is subject to the excise tax under Section 280G of the Code, the executive officer will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed.

For purposes of the amendments, a “comparable position” means an offer of employment made not later than 30 days prior to completion of the merger pursuant to which (1) the executive officer incurs no material diminution in duties, authority, reporting relationship or title from those in effect immediately prior to completion of the merger (except that any diminution occurring solely as a result of Commercial Federal’s ceasing to be a publicly-traded entity or a change in the executive officer’s reporting relationship will not constitute a material diminution so long as the executive officer reports to a management official of Bank of the West substantially similar to the management official to which a similarly situated executive officer of Bank of the West reports), (2) the executive officer’s annual base salary, short term bonus opportunities and long term incentive compensation (based on the methodology and assumptions used to value such long-term incentive compensation in Commercial Federal’s financial statements) are no less favorable than immediately prior to completion of the merger, (3) the executive officer’s employee benefits in the aggregate are no less favorable than those provided to similarly situated employees of Bank of the West and (4) the executive officer is not asked to relocate more than 50 miles from the executive officer’s location of employment as of immediately prior to completion of the merger.

2005 Bonus Plan.    Bank of the West will continue to maintain Commercial Federal’s Management Incentive Plan for the 2005 fiscal year and will pay in cash to participants who are employed on February 28, 2006, including executive officer participants, 50% of the maximum amount due under the Management Incentive Plan for 2005 pursuant to the terms of the Management Incentive Plan. Any participant in the Management Incentive Plan who incurs an involuntary termination of employment without cause following completion of the merger and prior to February 28, 2006 will be paid a pro rata bonus under the Management Incentive Plan at such time as bonuses are paid to similarly situated active participants.

Indemnification and Insurance.    The merger agreement provides that, upon completion of the merger, Bank of the West will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, and directors of Commercial Federal and its subsidiaries and any persons who presently serves or formerly served as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or under or with respect to any employee benefit plan at the request of Commercial Federal, in each case, to the fullest extent permitted by applicable laws, and Commercial Federal’s certificate of incorporation and by-laws.

The merger agreement also provides that Bank of the West will maintain for a period of six years after completion of the merger, the current directors’ and officers’ liability insurance policies maintained by Commercial Federal, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, although Bank of the West will not be required to make annual premium payments in excess of 200% of the annual premiums paid by Commercial Federal for directors’ and officers’ liability insurance as of the date of the merger agreement. In the event that Bank of the West is unable to maintain or obtain such insurance, Bank of the West will use all reasonable efforts to obtain as much comparable insurance as is available for annual premium payments equal to 200% of the annual premiums paid by Commercial Federal for directors’ and officers’ liability insurance as of the date of the merger agreement.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which we attach to this proxy statement as Appendix A.

Structure and Effective Time

The merger agreement provides that Bear Merger Co., Inc., a wholly-owned subsidiary of Bank of the West, will merge with and into Commercial Federal. Commercial Federal will survive that merger. Immediately following the merger, Commercial Federal as the surviving company will merge with and into Bank of the West and, immediately following that merger, Commercial Federal Bank, our wholly-owned subsidiary, will merge with and into Bank of the West. Bank of the West will be the sole surviving company as a result of these mergers. In this proxy statement we refer to the merger of Bear Merger Co., Inc. with and into Commercial Federal as the merger, and the subsequent mergers of Commercial Federal with and into Bank of the West and Commercial Federal Bank with and into Bank of the West as the subsequent mergers.

The completion date for the merger will be no later than the third business day following the satisfaction or waiver of all conditions to completion in the merger agreement but in no event before December 2, 2005 unless the parties agree to close earlier. We will seek to complete the merger late in the fourth quarter of 2005. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to the Merger.”

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Nebraska, or at such later time as we and Bank of the West specify in the certificate of merger.

Merger Consideration and Special Dividend

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us for our own account or by Bank of the West for its own account, which will be cancelled) will be converted at the effective time of the merger into the right to receive $34.00 in cash, without interest. We will also declare and pay a special dividend of $.50 per share to stockholders of record immediately prior to the completion of the merger. No interest will be paid on the cash merger consideration or the special dividend.

Treatment of Commercial Federal Stock Options and Stock-Based Awards

If the merger occurs:

•	the merger agreement permits us, and we intend, to pay each holder of an outstanding stock option or compensatory common stock unit a special retention bonus of $.50 per share of common stock associated with each award; and

•	each outstanding stock option granted under a Commercial Federal equity compensation plan will be canceled at the effective time of the merger, whether or not fully vested, and each option holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest), as soon as practicable after the effective time of the merger, equal to the excess, if any, of $34.00 plus the amount of the special dividend, less the amount of the special retention bonus we pay, over the applicable exercise price per share of the stock option, multiplied by the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger; and

•	each of our outstanding compensatory common stock units will become fully vested at the effective time of the merger and will entitle its holder to receive a cash payment (less applicable withholding taxes and without interest), as soon as practicable after the effective time of the merger, equal to the number of shares subject to the award immediately prior to the effective time of the merger multiplied by $34.00 plus the amount of the special dividend less the amount of the special retention bonus we pay.

Directors and Officers

The merger agreement provides that the directors and officers of Bear Merger Co., Inc. immediately before the merger will be the directors and officers of the surviving corporation.

Representations and Warranties

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties to the agreement as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

In the merger agreement, we have made customary representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to own and operate our properties and assets and to carry on our business

•	our capitalization and the capitalization of our subsidiaries;

•	identification of our subsidiaries;

•	financial statements;

•	documents filed with the Securities and Exchange Commission and other regulatory agencies;

•	corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•	required consents and approvals of governmental entities and absence of conflicts;

•	the approval of the merger agreement by our board of directors;

•	insurance;

•	ownership of material properties and assets;

•	ownership of real estate;

•	legal proceedings and regulatory actions;

•	tax matters;

•	compliance with charter provisions and laws and regulations;

•	environmental matters;

•	relationship with employees;

•	brokers’ fees;

•	material contracts and performance of obligations thereunder;

•	absence of specified changes or events;

•	licenses and permits;

•	absence of undisclosed liabilities;

•	employee benefit matters;

•	corporate and accounting records;

•	location of offices and ATMs;

•	agreements with regulatory agencies;

•	stockholder vote required to adopt the merger agreement;

•	powers of attorney;

•	absence of facts adversely affecting the likelihood of receiving regulatory approvals;

•	indemnification;

•	regulatory capitalization;

•	derivative transactions;

•	trust administration;

•	disclosure of information in documents filed with the Securities and Exchange Commission and other regulatory agencies;

•	intellectual property;

•	state takeover laws and absence of any rights plan;

•	registration obligations;

•	receipt of the opinions of Sandler O’Neill and Merrill Lynch, financial advisors to our board of directors;

•	loans and investments;

•	allowance for loan and lease losses;

•	compliance with servicing obligations;

•	performance of our duties as a trustee, custodian, guardian or escrow agent;

•	internal controls and procedures;

•	CRA, Anti-Money-Laundering, OFAC and Customer Information; and

•	investment management and related activities.

Many of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any circumstance, change in or effect that:

•	that is materially adverse to the financial condition, business, or results of operations of us and our subsidiaries; or

•	materially impairs the ability our to consummate the transactions contemplated by the merger agreement;

•	in determining whether a material adverse effect has occurred, the effect of the following are excluded:

•	any change in banking and similar laws of general applicability or interpretations thereof by governmental entities,

•	any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally;

•	any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, except for any condition, change, effect, event or occurrence which would have a material adverse effect on us and our subsidiaries taken as a whole which is substantially disproportionate relative to the effect on comparable financial institutions;

•	public announcement of the transactions contemplated by the merger agreement and any action or omission by us or our subsidiaries pursuant to the terms of the merger agreement or taken with the prior written consent of the Bank of the West in contemplation of the transactions contemplated by the merger agreement; and

•	any expenses incurred in connection with the merger agreement or the transactions contemplated by the merger agreement.

The merger agreement contains customary representations made by Bank of the West with respect to itself and Bear Merger Co., Inc., including, but not limited to, representations and warranties relating to:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform their obligations under, and enforceability of, the merger agreement;

•	required consents and approvals of governmental entities;

•	the approval of the merger agreement by BancWest, the controlling stockholder of Bank of the West;

•	financing;

•	litigation;

•	compliance with laws and regulations;

•	BNP Paribas’ status as a financial holding company;

•	agreements with regulatory agencies;

•	broker’s fees;

•	absence of facts adversely affecting the likelihood of receiving regulatory approvals;

•	Bank of the West’s satisfactory rating under the Community Reinvestment Act;

•	accuracy of the information Bank of the West supplies for this proxy statement and other filings; and

•	ownership of our shares.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

The representations and warranties described above and included in the merger agreement were made by each of Bank of the West and Commercial Federal to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Bank of the West and Commercial Federal in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Bank of the West and Commercial Federal rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Commercial Federal, Bank of the West or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 44.

Conduct of Business Pending the Merger

With limited exceptions, we agreed in the merger agreement that, until the completion of the merger, without the prior written consent of Bank of the West, we and each of our subsidiaries will:

•	carry on our respective businesses in the ordinary course consistent with past practice and in accordance with sound banking practices;

•	use commercially reasonable efforts to maintain and preserve intact our present business organization and to maintain and preserve our relationships and goodwill with account holders, borrowers, employees and others having business relationships with us;

•	use commercially reasonable efforts to maintain all of our existing material permits and licenses;

•	use commercially reasonable efforts to maintain insurance coverage on our owned and leased properties and on our business operations, at levels at least equal to the insurance coverage existing at the time that the merger agreement was executed;

•	perform our material contractual obligations and not materially default on any such obligations;

•	observe in all material respects all lawful requirements applicable to our business;

•	maintain our assets and properties in good condition and repair;

•	file all of our tax returns, timely pay all taxes due and payable as shown in our filed tax returns and ensure that all of our tax returns will be based on tax positions that have substantial support;

•	promptly notify Bank of the West if we receive from any tax authority any notification of any audit, request to extend the statute of limitations, any notice of deficiency or any similar notification of potential adjustments to our tax liabilities or attributes or any actual or threatened collection enforcement activity by any tax authority;

•	make available to Bank of the West our monthly unaudited balance sheets and income statements within 15 days after the close of each calendar month;

•	use our commercially reasonable efforts to obtain any third-party consents required in connection with the merger or the subsequent mergers with respect to any contract, permit or other arrangement that is material to our business and the business of our subsidiaries on a consolidated basis;

•	maintain an allowance for loan and lease losses consistent with our practices and methodology in effect on the date that the merger agreement was executed; and

•	manage our assets and the assets of our subsidiaries in accordance with our asset and liability management policies.

We have also agreed that, until completion of the merger, without the prior written consent of Bank of the West, except as expressly contemplated or permitted by the merger agreement, we will not and will not permit any of our subsidiaries to:

•	issue, sell or grant any capital stock or any other securities or rights to acquire any capital stock, or enter into any agreements to take any such actions;

•	declare, set aside or pay dividends, other than (1) the special $.50 dividend to be declared immediately prior to the merger, (2) the regular cash dividend of $0.145 per share in respect of the first fiscal quarter of 2005, (3) any subsequent regular quarterly cash dividends which will not exceed the lesser of $0.145 per share or a pro rata portion of 50% of our average quarterly net income for the current quarter and the immediately preceding quarter, or (4) dividends paid by any of our wholly-owned subsidiaries to their respective parent companies;

•	split, combine or reclassify any capital stock or other securities;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other equity interests, other than the redemption upon maturity of our subordinated notes, the acquisitions of our stock pursuant to cashless exercise provisions or pursuant to the surrender of shares us or the withholding of shares to us to cover tax withholding under our stock plans, and the issuance of our common stock upon exercise of stock options;

•	amend our certificate of incorporation or by-laws, except as may be required to effect the merger;

•	grant any general or uniform increase in the rate of pay of employees or employee benefits;

•	except as provided in the merger agreement, grant any increase in salary, incentive compensation or employee benefits, pay any bonuses or accelerate the vesting of any employee benefits, other than payment of bonuses and increases of salaries of not more than 3.5% on average, in accordance with past practice, other than the special retention bonus of $.50 per share of common stock associated with each award payable to each holder of stock options and compensatory stock awards;

•	make any capital expenditure or commitments to make capital expenditures in excess of $250,000, except for our budgeted real estate capital expenditures, or in connection with ordinary repairs, renewals and replacements;

•	compromise, settle or adjust any claim of a deficiency in taxes, extend the statute of limitations with any tax authority, file any pleading in court regarding any deficiency, file or amend any tax return, or make any material tax election that is inconsistent with our current tax election practices;

•	change or make any tax elections or our tax or accounting policies and procedures or any method or period of accounting, unless required by GAAP, regulatory accounting principals, or a governmental entity;

•	other than in the ordinary course, grant or commit to grant any extension of credit or amend the terms of any credit outstanding to any of our executive officers, directors, holders of 10% or more of our capital stock or any of their affiliates;

•	close or relocate any of our offices or open any new offices;

•	enter into any new, or amend any existing, employment agreement or any other employee benefit plan or arrangement, except as provided in the merger agreement or as required by law;

•	grant any person a power of attorney or similar authority;

•	make any investments, contributions to capital, property transfers to or in any other person, except in the ordinary course of business consistent with past practices and which are not designated as trading;

•	amend or modify any material contract or enter into any agreement or contract that would be considered a material contract;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets material to the business or financial position of the company or release or waive any material claim, except in the ordinary course of business and consistent with past practices;

•	take any action that would, or could reasonably be expected to, adversely affect our ability to obtain any necessary governmental approvals required for the merger or adversely affect our ability to perform our covenants and agreements under the merger agreement or prevent the satisfaction of any of the conditions to the performance of Bank of the West’s or our obligations under the merger agreement;

•	make any special or extraordinary distributions or payments to any person;

•	reclassify any investment securities from held-to-maturity or available for sale to trading, unless required by changes in GAAP or regulatory accounting requirements;

•	sell any security other than in the ordinary course of business;

•	take title to any real property without conducting an environmental investigation of the type ordinarily undertaken;

•	settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

•	make or acquire a participation in any loan, commitment to make a loan or other extension of credit, that is not in compliance with our normal credit underwriting standards, policies and procedures as in effect on December 31, 2004 and with respect to larger loans in accordance with an agreed review procedure;

•	incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise become responsible for the obligations of any other person, except in connection with banking transactions undertaken in the ordinary course of business or short-term borrowings made at prevailing market rates and terms consistent with prior practice;

•	enter into any new material line of business;

•	engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

•	adopt any stockholder rights plan or similar plan; or

•	agree or make any commitment to take any action described above.

Board of Directors’ Covenant to Recommend

In the merger agreement, we agreed to recommend, through our board of directors, that our stockholders approve and adopt the merger agreement and the merger at the special meeting. Our board of directors may not withdraw, modify or change this recommendation unless the board of directors reasonably determines in good faith (after consultation with outside legal counsel) that failure to take that action would be inconsistent with its fiduciary duties under applicable law and, if the change in this recommendation is related to a competing transaction (as discussed below), we provide Bank of the West with three business days notice to propose revisions to the terms of the merger agreement.

No Solicitation of Other Offers

The merger agreement provides that neither we nor our representatives will:

•	initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a competing transaction;

•	negotiate a competing transaction with any person or engage in any discussions with any person to obtain a competing transaction;

•	provide any nonpublic information relating to us or provide access to our personnel, properties, books or rectors to any person that has made, or, to our knowledge is considering making, a competing transaction;

•	agree to or endorse any competing transaction; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any competing transaction.

The merger agreement permits us to comply with the Securities Exchange Act of 1934, as amended, or other applicable law, with regard to disclosures to our stockholders concerning a competing transaction. In addition, if we receive an unsolicited bona fide written proposal for a competing transaction prior to the special meeting and if we enter into a confidentiality agreement with the person making the proposal for a competing transaction having terms that are no less favorable to us than those contained in the confidentiality agreement between us and Bank of the West:

•	we may discuss with, or provide nonpublic information to the person making that proposal for a competing transaction, and recommend such proposal to the holders of our common stock, if our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation in similar transactions, that the proposal for a competing transaction is, or has a reasonable likelihood of resulting in, a superior proposal, as described below; and

•	our board of directors may recommend a superior proposal to our stockholders if our stockholders have not yet approved the merger agreement and our board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law.

We have agreed to give Bank of the West three business days prior notice of our intent to take any action with respect to any proposal for a competing transaction or with respect to our board of directors changing its recommendation and to keep Bank of the West informed of the identity of any person making a proposal for a competing transaction and the status and terms of any proposals, discussions or negotiations.

For purposes of the merger agreement, the term “competing transaction” means any of the following involving us or any of our subsidiaries:

•	a merger, consolidation, share exchange or other business combination;

•	a sale, lease or other disposition or assumption of assets representing 15% or more of our consolidated assets and those of our subsidiaries;

•	a sale of shares of capital stock representing 15% or more of our total voting power, or that of any of our subsidiaries; or

•	a tender offer or exchange offer for 15% or more of our outstanding shares.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written proposal for a competing transaction which the board of directors concludes in good faith, after consultation with a financial advisor of nationally recognized reputation in similar transactions and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

•	is more favorable to our stockholders from a financial point of view than the merger;

•	is fully financed or reasonably capable of being fully financed;

•	is reasonably likely to receive all required governmental approvals on a timely basis; and

•	is otherwise reasonably capable of being completed on the terms proposed.

For purposes of this definition of “superior proposal,” all references to “15% or more” in the definition of “competing transaction” are deemed references to “a majority.”

Efforts to Complete the Merger

We and Bank of the West have agreed to use our commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the transactions contemplated by the merger agreement as promptly as practicable.

At Bank of the West’s request, and at its expense, we and our subsidiaries will cooperate in all reasonable respects to facilitate the divestiture to third parties of any of our branches or assets which may be required by any governmental entity as a condition to approval or consent to the merger; any such divestiture will be subject to the consummation of the merger.

Subsequent Mergers

We have agreed to cooperate in all reasonable respects with Bank of the West in their efforts to obtain the approval of or consent to the subsequent mergers by all governmental entities. Each of we and Bank of the West have agreed to take all action necessary and appropriate to cause the subsequent mergers to occur immediately following the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations.    Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the merger must be approved by the affirmative vote of the holders of at least two-thirds of the total number of shares of Commercial Federal common stock outstanding and entitled to vote at the special meeting;

•	there must not be in effect any judgment, decree, injunction, order or proceeding by any governmental authority prohibiting the merger; and

•	all regulatory approvals and consents necessary to complete the merger must have been obtained and all applicable waiting periods must have expired, and these regulatory approvals and consents must not have been granted with a condition or restriction upon Bank of the West as a result of the combination of us and Commercial Federal Bank with Bank of the West that would reasonably be expected to have a material adverse effect (measured on a scale relative to us) on Bank of the West.

Conditions to Bank of the West’s and Bear Merger Co.’s Obligations.    The obligations of Bank of the West and Bear Merger Co., Inc. to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the date we complete the merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to the materiality standards set forth in the merger agreement and we must have delivered to Bank of the West a certificate to that effect;

•	we must have performed in all material respects all obligations that we are required to perform prior to the date we complete the merger, and we must have delivered to Bank of the West a certificate to that effect;

•	our board of directors and stockholders must have taken all actions necessary to approve the merger agreement and the merger, and we must have delivered to Bank of the West a certificate to that effect; and

•	Bank of the West shall have received satisfactory evidence that our employee benefit plans have been treated as provided in the merger agreement (see “Employee Benefits”).

Conditions to Our Obligations.    Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Bank of the West’s representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date we complete the Merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, and Bank of the West must have delivered a certificate to us to that effect;

•	Bank of the West and Bear Merger Co., Inc. must have performed in all material respects all of their respective obligations that must be performed under the merger agreement prior to the date we complete the Merger, and Bank of the West must have delivered a certificate to us to that effect.

Termination of the Merger Agreement

We and Bank of the West may by mutual written consent terminate the merger agreement at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained.

In addition, either we or Bank of the West may terminate the merger agreement if:

•	the merger agreement is not approved by two-thirds the shares outstanding and entitled to vote at the special meeting;

•	there is enacted or adopted any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or any governmental entity of competent jurisdiction issues a final nonappealable order, injunction, judgment or decree permanently enjoining or otherwise prohibiting the merger;

•	any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and nonappealable, except that this right to terminate will not be available to any party whose failure to materially comply with their obligations under the merger agreement causes or results in that action;

•	the merger is not completed on or before March 31, 2006 because any of the applicable conditions to that party’s completion of the merger shall not have been met by such date, except that this right to terminate will not be available to any party whose failure to comply with the merger agreement in all material respects causes or results in the failure of the relevant condition by that date; or

•	the other party breaches any of its representations, warranties or covenants, which breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 60 days after written notice of the breach.

Bank of the West may terminate the merger agreement if:

•	our board of directors fails to recommend adoption of the merger agreement at the special meeting or withdraws or modifies or qualifies its recommendation for adoption of the merger agreement in a manner which is adverse to Bank of the West;

•	our board of directors recommends to our stockholders any competing transaction by a third party or fails to recommend against a competing transaction within the 10-business-day time period in which we are required to respond by the Securities Exchange Act of 1934; or

•	if we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals or in responding to unsolicited competing transaction proposals, or requiring us to call the special meeting or to promptly prepare and mail this proxy statement.

We may terminate the merger agreement without Bank of the West’s consent if our board of directors authorizes us to enter into an agreement with respect to a competing transaction; provided, that:

•	our board of directors complies with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals and in responding to unsolicited competing transaction proposals (including providing Bank of the West three business days notice prior to our termination);

•	our board of directors, after consultation with a financial advisor of nationally recognized reputation in similar transactions, reasonably determines in good faith that the competing transaction is a superior proposal;

•	our board of directors has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise its right to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; and

•	we pay a termination fee to Bank of the West as described below.

For purposes of determining whether a transaction is a competing transaction which may permit us to terminate the merger agreement, all references to “15% or more” in the definition of “competing transaction” above are deemed references to “a majority.”

Termination Fee

We must pay to Bank of the West a fee of $40 million if the merger agreement is terminated:

•	by us in connection with exercise of our termination rights as set forth above to enter into a competing transaction concurrently with our acceptance of a competing transaction;

•	by Bank of the West if we breach in any material respect our obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing transaction proposals or in responding to unsolicited competing transaction proposals or requiring us to call the special meeting;

•	by Bank of the West if our board of directors (1) fails to recommend adoption of the merger agreement at the special meeting, or (2) withdraws or modifies or qualifies its recommendation for adoption of the merger agreement in a manner which is adverse to Bank of the West, or (3) recommends to our stockholders any competing transaction by a third party, or (4) we fail to recommend against a competing transaction within the 10 business day time period in which we are required to respond by the Exchange Act;

•	by either Bank of the West or us if stockholder approval of the merger agreement is not obtained at the special meeting;

•	by either Bank of the West or us if the merger is not completed on or before March 31, 2006; or

•	by Bank of the West if we have intentionally breached any of our representations, warranties or covenants in the merger agreement and such breach would cause Bank of the West’s conditions to the merger not to be satisfied, and the breach is not or cannot be cured within 60 days after written notice of the breach.

In the case of the circumstances described under fourth bullet point above, a termination fee will be payable only if (1) prior to the date of the special meeting, a competing transaction (or a proposal therefor) was publicly announced or there was otherwise publicly communicated an intention to make a competing transaction and (2) within 12 months of the termination of the merger agreement, we or one of our subsidiaries completes a competing transaction or enters into a definitive agreement with respect to a competing transaction.

In the case of the circumstances described under fifth and sixth bullets above, a termination fee will be payable as follows and only if the following events occur:

•	50% of the termination fee will be payable if, prior to the termination, (1) a competing transaction (or a proposal therefor) was made to our board of directors or publicly announced, and (2) following such public announcement or communication, we intentionally breached any of our representations, warranties, covenants or agreements in the merger agreement, which breach materially contributed to the failure of the effective time of the merger to occur; and

•	the remaining 50% of the termination fee will be payable if, within 12 months of the date of termination of the merger agreement, we or one of our subsidiaries completes a competing transaction or enters into a definitive agreement with respect to a competing transaction.

For purposes of determining whether a transaction is a “competing transaction” in the context of the payment of a termination fee, all references to “15% or more” in the definition of competing transaction above are deemed references to “a majority.”

Employee Benefits

The merger agreement contains agreements of the parties with respect to various employee benefit matters, which are briefly described below.

Following completion of the merger, Commercial Federal employees will become eligible for the compensation and benefit plans of the Bank of the West. However, employees of Commercial Federal whose employment is terminated during the one-year period following the merger will receive severance payments under Commercial Federal’s existing severance plan.

Individuals currently receiving retiree welfare benefits from Commercial Federal and Commercial Federal employees who retire within one year following completion of the merger will be entitled to retiree welfare benefits under Commercial Federal’s retiree welfare plans. Commercial Federal employees who retire after such one year period will receive the retiree medical benefits as may be in effect from time to time for similarly situated employees of the Bank of the West. Commercial Federal employees will receive service credit under Bank of the West compensation and benefit plans (other than any defined benefit pension plans).

Bank of the West will pay bonuses to Commercial Federal employees based on actual performance of Commercial Federal (or in the case of the Management Incentive Plan, 50 percent of the maximum amount due under such plan) no later than two and a half months after the end of the fiscal year.

Expenses

The party incurring any costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement will pay those costs and expenses.

Amendment

The parties may mutually agree to amend the merger agreement by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by our stockholders. All amendments to the merger agreement must be in writing signed by us, Bank of the West and Bear Merger Co.

Surrender of Stock Certificates; Payment for Shares

We and Bank of the West have appointed Wells Fargo Shareowner Services as the exchange agent. As of the effective time of the merger, Bank of the West will deliver to the exchange agent an amount in cash equal to the aggregate merger consideration.

Promptly following the completion of the merger, the exchange agent will mail to each holder of record of our shares a letter of transmittal disclosing the procedure for exchanging certificates representing shares of common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a stock certificate together with a properly completed letter of transmittal, be entitled to receive $34.00 in cash, without interest, for each share of common stock represented by such certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any stock certificate for the benefit of the holder of the certificate.

Appraisal Rights

Under Nebraska law, stockholders of Commercial Federal common stock do not have the right to dissent to the merger, because the Nebraska dissenters’ rights statute does not apply to stockholders of a bank or bank holding company.

BENEFICIAL OWNERSHIP OF COMMERCIAL FEDERAL SECURITIES

Persons and groups owning in excess of 5.0% of the Commercial Federal common stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. Based upon such reports, the following table sets forth, as of [            ] [    ], 2005, certain information as to Commercial Federal common stock beneficially owned by stockholders owning in excess of 5.0% of the outstanding Commercial Federal common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	2,941,048	(1)%

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10404	2,843,942	(2)%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,396,194	(3)%

LSV Asset Management 1 North Wacker Drive, Suite 4000 Chicago, IL 60606	2,222,395	(4)%

(1)	Based solely on a review of the Schedule 13G filed jointly with the Securities and Exchange Commission on February 14, 2005. As reported in the Schedule 13G, Barclays Global Investors, NA. and Barclays Global Fund Investors are deemed to be beneficial owners of 1,888,428 and 1,052,620 shares of Commercial Federal common stock, respectively.

(2)	Based solely on a review of the Schedule 13G filed jointly with the Securities and Exchange Commission on February 14, 2005. As reported in the Schedule 13G, each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA, is deemed to be the beneficial owner of 2,843,942 shares of Commercial Federal common stock and AXA Financial, Inc. is deemed to be the beneficial owner of 1,305,642 shares of Commercial Federal common stock.

(3)	Based solely on a review of the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005. As reported in the Schedule 13G, all securities reported are owned by Dimensional Fund Advisors Inc. clients. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all reported securities.

(4)	Based solely on a review of the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005.

We set forth in the following table information regarding beneficial ownership of Commercial Federal common stock as of [            ] [    ], 2005 for (a) each current director, (b) each of the executive officers included in the Summary Compensation Table contained in Commercial Federal’s 2005 annual meeting proxy statement and (c) all directors and executive officers, including those listed in the Summary Compensation Table referred to above, as a group. Except as otherwise noted and subject to applicable community property laws, the directors and the executive officers listed in the Summary Compensation Table referred to above had sole voting and investment power with respect to the securities listed opposite their respective names.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Shares of Common Stock Outstanding (3)
Directors:
Talton K. Anderson (4)
William A. Fitzgerald (5)
Michael P. Glinsky (6)
Frederick R. Kulikowski (7)
Jane E. Miller (8)
Robert S. Milligan (9)
Daniel P. Neary (10)
Robert D. Taylor (11)
Aldo J. Tesi (12)
George R. Zoffinger (13)
Non-Director Executive Officers:
David S. Fisher (14)
Lauren W. Kingry (15)
John S. Morris (16)
All Directors and Executive Officers as a Group

*	Less than 1% of the outstanding Commercial Federal common stock.

(1)	Includes certain shares of Commercial Federal common stock owned by businesses in which the director or executive officer is an officer or major stockholder, or by spouses or as a custodian or trustee for minor children, over which shares the named individual or all executive officers and directors as a group effectively exercise sole or shared voting and investment power, unless otherwise indicated. Also includes stock held in retirement accounts or funds for the benefit of the named individuals or group.

(2)	In accordance with applicable Securities and Exchange Commission rules, only options that are exercisable within 60 days after [ ] [ ], 2005 are included in this column.

(3)	Based on [ ] shares of Commercial Federal common stock outstanding and entitled to vote as of [ ] [ ], 2005, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising stock options.

(4)	Includes [ ] shares of common stock that Mr. Anderson could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(5)	Includes [ ] shares of common stock that Mr. Fitzgerald could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(6)	Includes [ ] shares of common stock that Mr. Glinsky could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(7)	Includes [ ] shares of common stock that Mr. Kulikowski could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(8)	Includes [ ] shares of common stock that Ms. Miller could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(9)	Includes [ ] shares of common stock that Mr. Milligan could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(10)	Includes [ ] shares of common stock that Mr. Neary could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(11)	Includes [ ] shares of common stock that Mr. Taylor could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(12)	Includes [ ] shares of common stock that Mr. Tesi could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(13)	Includes [ ] shares of common stock that Mr. Zoffinger could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(14)	Includes [ ] shares of common stock that Mr. Fisher could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(15)	Includes [ ] shares of common stock that Ms. Kingry could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

(16)	Includes [ ] shares of common stock that Mr. Morris could acquire within 60 days after [ ] [ ], 2005 through the exercise of stock options.

MARKET PRICE OF COMMERCIAL FEDERAL COMMON STOCK AND DIVIDEND INFORMATION

Commercial Federal common stock is traded on the New York Stock Exchange. The following table sets forth the high and low closing prices of shares of Commercial Federal common stock as reported on the New York Stock Exchange (rounded to the nearest cent), and the quarterly cash dividends declared per share for the periods indicated.

	Market Prices
	High	Low	Dividend(1)
2003
First Quarter	$24.10	$20.70	$0.090
Second Quarter	23.75	20.25	0.100
Third Quarter	25.18	21.38	0.100
Fourth Quarter	27.68	24.13	0.100
2004
First Quarter	28.33	26.25	0.125
Second Quarter	28.35	24.58	0.135
Third Quarter	28.22	25.73	0.135
Fourth Quarter	30.38	26.94	0.135
2005
First Quarter	29.05	26.80	0.135
Second Quarter	33.98	24.17	0.145
Third Quarter (through [ ] [ ], 2005)

(1)	Pursuant to the merger agreement, until the effective time of the merger, Commercial Federal may not declare and pay quarterly dividends, other than (i) the special $.50 dividend to be declared immediately prior to the completion of the merger, (ii) the regular cash dividend of $0.145 per share in respect of the second fiscal quarter of 2005, and (iii) any subsequent regular quarterly cash dividends which will not exceed the lesser of $0.145 per share or a pro rata portion of 50% of our average quarterly net income for the current quarter and the immediately preceding quarter;

On June 13, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of Commercial Federal common stock on the New York Stock Exchange was $25.94 per share. Commercial Federal stockholders are encouraged to obtain current market quotations for Commercial Federal common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement, including information incorporated by reference, contains, and future filings by Commercial Federal on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements and press releases by Commercial Federal and its management may contain, forward-looking statements about Commercial Federal which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, Commercial Federal cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement.

Many of these forward-looking statements appear throughout this proxy statement. Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors discussed below, as well as other factors discussed elsewhere in this proxy statement and factors identified in our filings with the Securities and Exchange Commission and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this proxy statement. Among the factors that could cause our actual results to differ from these forward-looking statements are:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and leases and other assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	financial markets, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•	the timely development of and acceptance of new products and services of Commercial Federal and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	the impact of changes in financial services laws and regulations (including laws and regulations concerning taxes, accounting standards, banking, securities and insurance);

•	legislative or regulatory changes may adversely affect the business in which we are engaged;

•	the impact of technological changes;

•	our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value;

•	changes in consumer spending and saving habits; and

•	our success at managing the risks involved in the foregoing.

Commercial Federal disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

FUTURE STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2006 only if the merger is not completed. In order to be eligible for inclusion in Commercial Federal’s proxy materials for next year’s annual meeting of stockholders, if such a meeting be held, any stockholder proposal must be received at Commercial Federal’s executive office at 13220 California Street, Omaha, Nebraska, 68154 on or before December 5, 2005. To be considered for presentation at next year’s annual meeting, if any, stockholder proposals must be received at Commercial Federal’s executive office not less than 60 days prior to the annual meeting. All stockholder proposals for inclusion in Commercial Federal’s future annual meeting proxy materials, if any, will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in Commercial Federal’s proxy materials), Commercial Federal’s certificate of incorporation and by-laws, and Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our businesses.

Commercial Federal SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005

Current Reports on Form 8-K	March 31, 2005, April 6, 2005, April 26, 2005, May 5, 2005, May 12, 2005, June 13, 2005 (as amended), (other than those portions furnished under Items 2.01 or 7.01 of Form 8-K)

We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Commercial Federal Corporation

Investor Relations Department

13220 California Street

Omaha, Nebraska 68154

(402) 514-5337

We will send you any of these documents within one business day of your request by first class mail.

You may also read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. Reports, proxy statements and other information relating to Commercial Federal are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated [            ] [    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

This document contains a description of the representations and warranties that each of Bank of the West and Commercial Federal made to the other in the merger agreement. Representations and warranties made by Commercial Federal and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Commercial Federal, Bank of the West or their respective businesses. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement and the stock option agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 13, 2005

AMONG

BANK OF THE WEST,

BEAR MERGER CO., INC.,

AND

COMMERCIAL FEDERAL CORPORATION

i

ii

EXHIBIT A – Form of Articles of Merger (omitted from Appendix A)
EXHIBIT B – Form of Agreement of Merger (omitted from Appendix A)
EXHIBIT C – Restated Articles of Incorporation of the Surviving Corporation (omitted from Appendix A)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 13th day of June, 2005, by and among BANK OF THE WEST, a California state banking corporation (“Parent”), BEAR MERGER CO., INC., a Nebraska corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation (“Company”).

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and Company deem advisable and in the best interests of their respective stockholders (a) the merger of Merger Sub with and into Company (the “Merger”) upon the terms and conditions set forth herein and in the Articles of Merger in substantially the form of Exhibit A hereto to be entered into hereafter (the “Articles of Merger”) and in accordance with the Nebraska Business Corporation Act (the “NBCA”) (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Corporation”) and (b) following, and subject to the consummation of the Merger, the merger of the Surviving Corporation into Parent and immediately thereafter the merger of Company’s wholly-owned subsidiary, Commercial Federal Bank, a federal savings bank (“Bank”) into Parent, upon the terms and conditions set forth in an Agreement of Merger in substantially the form of Exhibit B hereto (the “Merger Agreement”), to be entered into hereafter and in accordance with the NBCA, the California General Corporation Law (the “CGCL”), the California Financial Code (the “CFC”); and the laws of the United States, in the case of each such laws, to the extent applicable, with Parent being the surviving corporation in each such merger (such mergers being hereinafter sometimes collectively referred to as the “Subsequent Mergers”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and Company have approved this Agreement and the Merger pursuant to which Merger Sub will merge with and into Company and each outstanding share of Company common stock, par value $.01 per share (“Company Stock”), will be converted into the right to receive the Merger Consideration (as defined in Section 2.2(b)) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

“Affiliate” of, or a Person “Affiliated” with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

“Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein) including such entity.

“Articles of Merger” has the meaning set forth in the first recital of this Agreement.

“ATMs” has the meaning set forth in Section 4.23.

“Average Net Income” has the meaning set forth in Section 6.1(b).

“Bank” has the meaning set forth in the first recital of this Agreement.

“Bank Merger Act” means 12 U.S.C. § 1828(c).

“Bank Secrecy Act” means the Federal Bank Secrecy Act, as amended, and its implementing regulations.

“BancWest” means BancWest Corporation, a Delaware corporation and the parent of Parent.

“Benefit Arrangements” has the meaning set forth in Section 4.20(b).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BNP Paribas” means BNP Paribas, a société anonyme (limited liability banking corporation) organized under the laws of the Republic of France.

“Bonus Plans” has the meaning set forth in Section 12.2(e).

“Book Entry Shares” has the meaning set forth in Section 2.5(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in San Francisco, California and Omaha, Nebraska, are required or authorized by Law to be closed.

“Certificates” has the meaning set forth in Section 2.5(b).

“CFC” has the meaning set forth in the first recital to this Agreement.

“CGCL” has the meaning set forth in the first recital to this Agreement.

“Change in Company Recommendation” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the Company’s Retirement Savings Plan and 401(k) Plan for Acquired Companies, as amended.

“Company Award” has the meaning set forth in Section 12.2(b).

“Company Disclosure Letter” means that letter designated as such which has been delivered by Company to Parent concurrently with the execution and delivery of this Agreement.

“Company Governmental Filings” has the meaning set forth in Section 4.5(b).

“Company Intellectual Property” has the meaning set forth in Section 4.33.

“Company List” means any list required to be furnished by Company to Parent herewith.

“Company Offices List” has the meaning set forth in Section 4.23.

“Company Option List” has the meaning set forth in Section 4.2(a).

“Company Property” has the meaning set forth in Section 4.12(b).

“Company Recommendation” has the meaning set forth in Section 6.6(a).

“Company SEC Documents” has the meaning set forth in Section 4.5(a).

“Company Stock” has the meaning set forth in the second recital of this Agreement.

“Company Stock Option” means any option granted pursuant to the Company Stock Option Plans.

“Company Stock Option Plans” means, collectively, Company’s 2002 Stock Option and Incentive Plan, Company’s 1996 Stock Option and Incentive Plan As Amended, the Bank Stock Option & Restricted Stock Deferral Plan, the First Colorado Bancorp, Inc. 1996 Stock Option Plan, the Mid Continent Bancshares, Inc. 1994 Stock Option Plan, the Railroad Financial Corporation 1994 Stock Option and Incentive Plan and Company’s 1984 Stock Option and Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 6.6.

“Company Stockholders’ Meeting” means the meeting of Company’s stockholders provided for in Section 6.6.

“Company Subsidiaries” means, collectively, the entities identified in Section 4.1 of the Company Disclosure Letter.

“Company Supplied Information” has the meaning set forth in Section 4.32.

“Company’s Current Premium” has the meaning set forth in Section 7.4(b).

“Competing Transaction” has the meaning set forth in Section 6.7.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 2, 2005 by and between Parent and Company.

“Covered Parties” has the meaning set forth in Section 4.28.

“CRA” has the meaning set forth in Section 4.42.

“Deferred Compensation Plan” has the meaning set forth in Section 12.1(d).

“Derivative Transactions” has the meaning set forth in Section 4.30.

“DFI” means the Department of Financial Institutions of the State of California.

“DPC Shares” means shares of Company Stock held by Company or Parent or any of their respective Subsidiaries in respect of a debt previously contracted.

“D&T” means Deloitte & Touche LLP, Company’s independent public accountants.

“Effective Time of the Merger” means the date and time at which the Articles of Merger are filed with the Secretary of State of the State of Nebraska, or at such time thereafter as shall be agreed to by the parties and specified in the Articles of Merger.

“Employee Plans” has the meaning set forth in Section 4.20(a).

“Encumbrance” shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, Law or otherwise.

“Environmental Regulations” has the meaning set forth in Section 4.12(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Wells Fargo Shareowner Services.

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Expenses” has the meaning set forth in Section 14.1.

“Fannie Mae” has the meaning set forth in Section 4.37.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” has the meaning set forth in Section 4.1.

“Financial Statements of Bank” means the consolidated reports of condition and income of Bank as of December 31, 2002, 2003 and 2004, and as of March 31, 2005, as filed with the OTS.

“Financial Statements of Company” means the consolidated financial statements of Company consisting of (a) the consolidated statements of financial condition as of December 31, 2002, 2003 and 2004, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions of D&T thereon for the years then ended and (b) the unaudited condensed consolidated statement of financial condition as of March 31, 2005 and the related condensed consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the quarter then ended and the related notes thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” has the meaning set forth in Section 4.37.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Ginnie Mae” has the meaning set forth in Section 4.37.

“Governmental Entity” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory or administrative authority, agency or instrumentality or any self-regulatory organization.

“Hazardous Materials” has the meaning set forth in Section 4.12(b).

“HMDA” has the meaning set forth in Section 4.42.

“HOLA” means the Home Owners Loan Act, as amended.

“HUD” has the meaning set forth in Section 4.37.

“Indemnified Liabilities” has the meaning set forth in Section 7.4(a).

“Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Instructions” means the Instructions for preparation of consolidated reports of condition and income, issued by the Federal Financial Institutions Examination Council.

“Investment Security” means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

“IRS” means the Internal Revenue Service.

“Law” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Loan” has the meaning set forth in Section 4.37.

“Management Incentive Plan” has the meaning set forth in Section 12.2(e).

“Material Adverse Effect” means any circumstance, change in or effect (1) that is materially adverse to the financial condition, business, or results of operations of Company and the Company Subsidiaries, taken as a whole, or (2) that materially impairs the ability of Company to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded the effect of: (i) any change in banking and similar Laws of general applicability or interpretations thereof by Governmental Entities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, except for any condition, change, effect, event or occurrence which would have a material adverse effect on Company and the Company Subsidiaries taken as a whole which is substantially disproportionate relative to the effect on comparable financial institutions, (iv) the public announcement of the transactions contemplated by this Agreement and any action or omission by Company or any Company Subsidiary pursuant to the terms of this Agreement or taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, and (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby.

“Merrill Lynch Agreement” means the letter agreement dated May 18, 2005, between Company and Merrill Lynch & Co., Inc.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Agreement” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(b).

“NBCA” has the meaning set forth in the first recital of this Agreement.

“New Plans” has the meaning set forth in Section 12.1(c).

“OTS” means the Office of Thrift Supervision.

“Parent Supplied Information” has the meaning set forth in Section 5.12.

“Patriot Act” means the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder.

“Payroll Conversion Date” means the date that the payroll system for the Company and Company Subsidiaries is converted to Parent’s payroll system.

“Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, government or governmental department or agency.

“Proxy Statement” means the Proxy Statement, together with any supplements thereto, that is used to solicit proxies for the Company Stockholders’ Meeting in connection with the Merger.

“PTO” has the meaning set forth in Section 12.1(c).

“PwC” means PricewaterhouseCoopers LLP, Parent’s independent public accountants.

“Representatives” has the meaning set forth in Section 6.7.

“SAIF” has the meaning set forth in Section 4.1,

“Sandler O’Neill Agreement” means the letter agreement dated June 2, 2005, between Company and Sandler, O’Neill & Partners, L.P.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.41.

“Scheduled Contract” has the meaning set forth in Section 4.15.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Dividend” has the meaning set forth in Section 6.1(b).

“Special Retention Bonus” has the meaning set forth in Section 6.1(f).

“Subsequent Mergers” has the meaning set forth in the first recital of this Agreement.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other business entity of which more than 50% of the voting power is owned or controlled by such Person.

“Superior Proposal” has the meaning set forth in Section 6.7.

“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

“Takeover Statute” has the meaning set forth in Section 4.34(a).

“Tank” has the meaning set forth in Section 4.12(b).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties and other taxes of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements, elections, disclosures and schedules required to be filed with any taxing authority in respect of any Taxes (including any attachments thereto or amendments thereof).

“Termination Fee” has the meaning set forth in Section 13.2(b).

“Trust Account Shares” means shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties.

“VA” has the meaning set forth in Section 4.37.

ARTICLE 2.

TERMS OF MERGER

2.1. Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, Merger Sub will be merged with and into Company pursuant to the terms, conditions and provisions of this Agreement and the Articles of Merger and in accordance with the applicable provisions of the NBCA, and the separate corporate existence of Merger Sub shall cease. The Merger will have the effects set forth in the NBCA.

2.2. Stock of Company. Subject to Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Company or the holders of such shares, be treated on the basis set forth in this Section 2.2.

(a) Cancellation of Treasury Shares. All shares of Company Stock that are owned by Company as treasury stock and all shares of Company Stock that are owned directly or indirectly by Company or Parent (other than Trust Account Shares and DPC Shares) shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(b) Conversion of Company Stock. At the Effective Time of the Merger, each issued and outstanding share of Company Stock (other than shares to be cancelled in accordance with Section 2.2(a)) shall be automatically canceled and cease to be an issued and outstanding share of Company Stock and be converted into the right to receive per share consideration (the “Merger Consideration”) in cash in the amount of $34.00.

2.3. Company Stock Options. Each Company Stock Option outstanding as of the Effective Time of the Merger shall be treated in accordance with Section 12.2.

2.4. Effect on Merger Sub Stock. At the Effective Time of the Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.5. Exchange Procedures.

(a) At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time of the Merger, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the amount of the aggregate Merger Consideration payable to such holders of Company Stock pursuant to Section 2.2 in exchange for their shares of Company Stock (collectively, the “Exchange Fund”).

(b) Parent shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of shares of Company Stock which are represented by (x) a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock (the “Certificates”) or (y) an entry to that effect in the shareholder records maintained on behalf of Company by Company’s stock transfer agent (the “Book Entry Shares”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, the holder of such shares of Company stock shall be entitled to receive in exchange therefor the amount of the Merger Consideration which such holder has the right to receive pursuant to Section 2.2 hereof, and any Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate and any Book Entry Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Stock that are not Book Entry Shares should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to Parent and shall be entitled to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.2 hereof.

(c) If, after the Effective Time of the Merger, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(d) Any portion of the Exchange Fund which remains undistributed to the stockholders of Company following the passage of twelve months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any stockholders of Company who have not theretofore complied with this Section 2.5 shall thereafter look only to Parent for payment of their claim for the Merger Consideration payable in consideration for any Certificate or transfer of any Book Entry Shares.

(e) Except as otherwise required by law, none of Parent, Company or the Surviving Corporation shall be liable to any holder of shares of Company Stock for such cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The parties acknowledge that the dissenters’ rights provisions of Sections 21-20,137 to 21-20,150 of the NBCA shall not be applicable to the Merger by reason of Section 21-20,138(3) of the NBCA.

2.6. Adjustments. If after the date hereof and on or prior to the Effective Date of the Merger, the outstanding shares of Company Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

2.7. Directors of Surviving Corporation. At the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.8. Executive Officers of Surviving Corporation. At the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

2.9. No Further Ownership Rights in Stock. All Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to ownership of such shares of stock. At and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time of the Merger, and upon delivery of the Merger Consideration upon surrender for exchange of Company Stock, each such share of Company Stock shall be canceled.

2.10. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Parent nor Merger Sub by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company.

2.11. Articles of Incorporation and Bylaws. The Articles of Incorporation of Company as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger to read in their entirety as set forth in Exhibit C, and as so amended shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation.

ARTICLE 3.

THE CLOSING

3.1. Closing and Closing Date. Subject to the provisions of Articles 9, 10 and 11 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than the third business day following the satisfaction or waiver of the last of the conditions specified in Articles 9, 10, and 11 hereof (other than any such conditions which are by their terms to be satisfied or waived as of the Closing) but in no event prior to the first Friday of December, 2005, or, if later, the date as of which any notices legally required to be delivered to customers or other Persons with respect to the Subsequent Mergers prior to completion thereof shall have been satisfied; provided that, in any event, Parent may require that the Closing occur on a Friday during such period which is a Business Day. The date on which the Closing actually occurs is referred to as the “Closing Date.”

3.2. Articles of Merger. If all conditions to the obligations of the parties shall have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute the Articles of Merger for filing with the Nebraska Secretary of State and promptly thereafter take all steps necessary or desirable to consummate the Merger in accordance with all applicable Laws.

3.3. Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF COMPANY

The following representations and warranties by Company to Parent and Merger Sub are qualified by the Company Disclosure Letter. The Company Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in such Company Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.1. Incorporation, Standing and Power.

(a) Company has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Nebraska and is duly registered as a savings and loan holding company under HOLA and qualified as a savings and loan holding company of the type described in Section 10(c)(3)(A) of HOLA. Bank is a federal savings bank duly organized, validly existing and in good standing under Section 5 of HOLA and is authorized by the OTS to conduct the business of a savings bank.

(b) Company engages only in activities (and holds properties only of the types) permitted by the State of Nebraska and the OTS and the rules and regulations promulgated thereby (including but not limited to the HOLA). Bank engages only in activities (and holds properties only of the types) permitted by the OTS and the FDIC and the rules and regulations promulgated thereby. Except for its ownership of Bank, Company does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA, its deposits are insured by the FDIC through the Savings Association Insurance Fund (“SAIF”) in the manner and to the fullest extent provided by law and Bank has paid all deposit insurance premiums and assessments required by applicable law and regulations. Bank is a member in good standing of the Federal Home Loan Bank of Topeka (“FHLB”). Each of the other Company Subsidiaries has been duly organized, is validly existing and in good standing under the laws of its state of incorporation or organization which in each case is set forth in the Company Disclosure Letter. Company and each of the Company Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have nor reasonably be expected to have a Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws of Company which have previously been made available to Parent are true, complete and correct copies of such documents. Company has furnished to Parent true and correct copies of each of the Company Subsidiaries’ Articles of Incorporation or Certificate of Incorporation, as the case may be, and Bylaws, as amended.

4.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Company consists of 120,000,000 shares of Company Stock, of which 38,150,915 shares are outstanding, and 10,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights. Except for Company Stock Options covering 4,185,769 shares of Company Stock granted pursuant to the Company Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock nor any securities convertible into such stock, and Company is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into or exchangeable for such stock. Company has furnished Parent a list (the “Company Option List”) setting forth the name of each holder of a Company Stock Option, the number of shares of Company Stock covered by each such option, the exercise price per share and the expiration date of each such option.

(b) The authorized capital stock of Bank consists of 25,000,000 shares of common stock, $0.01 par value per share, 8,977,560 of which are outstanding and 10,000,000 shares of preferred stock, without par value, of which 600,000 shares have been designated Series A and 150,000 shares have been designated Series B, none of which are outstanding. All of the outstanding shares of such common stock of Bank are duly authorized, validly issued, fully paid and nonassessable, are free of preemptive rights and are owned of record and beneficially by Company free and clear of any Encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such common stock or any other securities convertible into or exchangeable for such stock, and Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

(c) The authorized and outstanding capital stock of each of the Company Subsidiaries other than Bank is as described in the Company Disclosure Letter. All of the outstanding shares of such capital stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Company or Bank or a Subsidiary of Company or Bank free and clear of any Encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such capital stock or any other securities convertible into such stock, and none of such Company

Subsidiaries is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Each Subsidiary is a legal investment for a unitary savings and loan holding company and, with respect to those owned by Bank, for a federal savings bank.

(d) Neither Company nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character providing for the purchase, sale, or issuance of any shares of capital stock or any other equity security of any Subsidiary of Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, other than the Company Stock Options.

(e) No bonds, debentures, notes or other indebtedness having the right generally to vote on any matters on which stockholders of Company may vote are issued and outstanding.

4.3. Subsidiaries. Other than the Company Subsidiaries and as set forth in the Company Disclosure Letter, Company does not have any other Subsidiaries and does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any Person.

4.4. Financial Statements. Company has previously furnished to Parent a copy of the Financial Statements of Company and the Financial Statements of Bank. The Financial Statements of Company and the Financial Statements of Bank: (a) in the case of Company, present fairly the consolidated financial condition of Company, as of the respective dates indicated and its consolidated statement of income, comprehensive income, stockholders’ equity and cash flows, for the respective periods then ended; (b) in the case of Bank, present fairly its financial condition, as of the respective dates indicated, and its statement of income, for the respective periods then ended; and (c) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein and subject to normal year-end audit adjustments in the case of unaudited statements, and except that the Financial Statements of Bank have been prepared in accordance with the Instructions thereto).

4.5. Reports and Filings.

(a) Company has timely filed all required reports, proxy statements, schedules, registration statements and other documents with the SEC since December 31, 2001 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(b) In addition to the Company SEC Documents, which are addressed in subsection (a) above, each of Company and the Company Subsidiaries have timely filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (a) the OTS, (b) the FDIC, and (c) any other applicable Governmental Entity, including taxing authorities (collectively, “Company Governmental Filings”). No administrative actions have been taken or threatened or orders issued in connection with such Company Governmental Filings. As of their respective dates, each of such Company Governmental Filings complied in all material respects with all Laws enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance). Any financial statement contained in any of such Company Governmental Filings fairly presented in all material respects the financial position of Company on a consolidated basis, Company alone or each of the Company Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable banking regulations and Instructions applied on a consistent basis during the periods involved, except as may be disclosed therein, as of the dates and for the periods shown. Company has furnished to Parent true and correct copies of all material Company Governmental Filings filed by Company since December 31, 2003.

4.6. Authority of Company and Bank.

(a) The execution and delivery by Company of this Agreement and, subject to the requisite approval of the stockholders of Company of this Agreement and the Merger, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company including, without limitation, the vote of the Board of Directors of Company [(which vote was unanimous)] approving this Agreement and the Merger. This Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles.

(b) Except as set forth in the Company Disclosure Letter, neither the execution and delivery by Company of this Agreement or by the Bank of the Merger Agreement, the consummation of the transactions contemplated herein or therein, nor compliance by Company or Bank with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its or any of the Company Subsidiaries’ Articles or Certificates of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance of material consequence on any of the properties or assets of Company or any of the Company Subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets, except (other than in the case of clause (a)) as would not reasonably be expected to have a Material Adverse Effect on the Company. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Company or the Company Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger or the execution and delivery by Bank of the Merger Agreement, except (i) the approval of this Agreement by the stockholders of Company (including the filing of the Proxy Statement with the SEC); (ii) the approval of the FDIC under the Bank Merger Act; (iii) the approval of the OTS under 12 C.F.R. § 574.7 and 563.22(1)(i) and (h)(1); (iv) the approval of the DFI under the CFC; (v) the filing of a notice with the FRB under 12 C.F.R. § 225.12(d)(2); (vi) the filing of the Articles of Merger with the Secretary of State of the State of Nebraska; (vii) with respect to the Subsequent Mergers, the filing of the Merger Agreement (or the articles of merger provided for therein) with the Secretaries of State of the States of California and Nebraska and the DFI; (viii) filings under state corporate, banking, securities, insurance or other laws in states where the Company or any Company Subsidiary maintains offices or transacts business; and (ix) any filings required to be made with the U.S. Federal Trade Commission or Department of Justice.

4.7. Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. Set forth in the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by either Company or the Company Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. All such insurance policies and bonds are in full force and effect. No insurer under any such policy or bond has canceled or indicated in writing an intention to cancel or, as of the date hereof, indicated in writing an intention not to renew any such policy or bond or generally disclaimed liability thereunder. None of Company or any of the Company Subsidiaries is in default under any such policy or bond which is material to the operations of Company and the Company Subsidiaries taken as a whole and all material claims thereunder have been filed in a timely fashion. Except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed, in due and timely fashion.

4.8. Personal Property. Each of Company and the Company Subsidiaries has good title to all its material properties and assets, other than real property, owned or stated to be owned by Company or the Company Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Company; (b) for Encumbrances for current taxes not yet due or taxes being contested in good faith by appropriate proceedings (any such contests existing as of the date hereof being reflected in the Company Disclosure Letter); (c) for Encumbrances incurred or properties or assets sold in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Company or the Company Subsidiaries. All leases of personal property material to Company or any of its Subsidiaries under which Company or any Subsidiary is a lessee are valid and binding in accordance with their respective terms (other than due to the ordinary expiration of the term thereof), there is not under such lease any material existing default by Company or such Subsidiary or any event which with notice or lapse of time or both would constitute such a default, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.9. Real Estate. Each of Company and the Company Subsidiaries has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in all material real property, including leaseholds and other interests in such real property (other than easements or security interests) owned or, if recordable by the Company under applicable law, leased by Company or the Company Subsidiaries. Either Company or the Company Subsidiaries has good and marketable title to such real property, and valid leasehold interests in such leaseholds, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable or taxes being contested in good faith by appropriate proceedings (any such contests existing as of the date hereof being reflected in the Company Disclosure Letter); or (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use, occupancy or operation of such property. All leases of real property material to Company or any of its Subsidiaries under which Company or a Subsidiary is a lessee are valid and binding in accordance with their respective terms (other than due to the ordinary expiration of the term thereof), there is not under such lease any material existing default by Company or such Subsidiary or any event which with notice or lapse of time or both would constitute such a default, and Company or such Subsidiary quietly enjoys the premises provided for in such lease, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.10. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Letter, there is no suit, action, investigation, inquiry or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company as to which there is a reasonable possibility of an adverse outcome and which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Company or any Subsidiary of Company having or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material judgments, decrees, stipulations or orders against Company or the Company Subsidiaries or enjoining their respective directors, officers or employees in respect of, having or which could reasonably be expected to have a Material Adverse Effect or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business in any area.

4.11. Taxes.

(a) (i) All Tax Returns which could be of material financial significance to the Company required to be filed by or on behalf of Company or the Company Subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such filed Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of Company or the Company Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on Company’s balance sheet, and adequate reserves or accruals for Taxes have been provided in Company’s balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Company, the Company Subsidiaries or any of their Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

(b) Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from any salaries, wages or other compensation paid to any employee or independent contractor, and have paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) Company has furnished to Parent true and correct copies of (i) all income or franchise Tax Returns of Company and the Company Subsidiaries relating to all taxable periods beginning after December 31, 2000, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company or the Company Subsidiaries with respect to their respective income, assets or operations.

(d) No claim has been made by a taxing authority in a jurisdiction where Company or the Company Subsidiaries do not file an income or franchise Tax Return such that Company or the Company Subsidiaries are or may be subject to income or franchise taxation by that jurisdiction.

(e) (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Company or the Company Subsidiaries have been fully paid, and, to the best of Company’s knowledge, there are no other audits or investigations by any taxing authority in progress, nor have Company or the Company Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no issue has been raised by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency against Company or the Company Subsidiaries for any subsequent taxable period.

(f) Neither Company or the Company Subsidiaries nor any other Person on behalf of Company or the Company Subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or the Company Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by Company or the Company Subsidiaries or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Company or the Company Subsidiaries, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to Company or the Company Subsidiaries.

(g) No property owned by Company or the Company Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(h) Neither Company (except with the Company Subsidiaries) nor any of the Company Subsidiaries (except with Company and the Company Subsidiaries) is a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

(i) Neither Company nor any of the Company Subsidiaries has been a member of an Affiliated Group (other than a group whose common parent was Company).

(j) Neither Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than Company and any of the Company Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(k) Neither Company nor any of the Company Subsidiaries has any request for a ruling or determination letter in respect of Taxes pending between Company or any Company Subsidiary and any taxing authority.

(l) There are no material liens as a result of any due and unpaid Taxes upon any of the assets of Company or the Company Subsidiaries.

(m) Company and the Company Subsidiaries have disclosed on all relevant Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial underpayment penalty within the meaning of Section 6662 of the Code (or comparable provisions of applicable state income tax Laws). Neither Company nor any Company Subsidiary has participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Section 6707A(c) of the Code (or comparable provisions of applicable state income tax Laws).

4.12. Compliance with Charter Provisions and Laws and Regulations.

(a) Neither Company nor any of the Company Subsidiaries is in default under or in breach or violation of (i) any provision of its Articles or Certificate of Incorporation, as amended, or Bylaws, as amended, or (ii) any Law, except, with respect to this clause (ii), for such violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of federal savings banks or savings and loan holding companies or engaged in the insurance of bank deposits, to the best knowledge of Company, no investigation or inquiry by any Governmental Entity with respect to Company or any of the Company Subsidiaries is pending or threatened. There are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examination of Company or any of its Subsidiaries.

(b) To Company’s knowledge, (i) each of Company and the Company Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Company Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Company Property; and (iv) without limiting Section 4.10 hereof or the foregoing representations and warranties contained in clauses (i) through (iii), there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company or the Company Subsidiaries and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property relating to the foregoing representations (i)-(iii), in each case the noncompliance with which, or the presence of which, would have or would reasonably be expected to have a Material Adverse Effect. Company has furnished to Parent all environmental assessments or reports with respect to each material piece of Company Property which are in Company’s possession or control. For purposes of this Agreement, the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Company Property” shall mean real estate currently owned, leased, or otherwise used by Company or the Company Subsidiaries. “Tank” shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance: (1) the presence of which requires investigation or remediation under any Law; (2) which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local Laws; (3) comparable Laws of other jurisdictions; or (4) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (5) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

4.13. Employees. There are no controversies pending or, to the best of Company’s knowledge, threatened between either Company or the Company Subsidiaries and any of their respective employees that would or would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

4.14. Brokers, Finders and Financial Advisors. Except for the obligations set forth in the Merrill Lynch Agreement and the Sandler O’Neill Agreement, copies of which have heretofore been delivered to Parent, neither Company nor any of the Company Subsidiaries is a party to or obligated under any agreement with any broker, finder or financial advisor relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability or any commitment for fees or commissions to any broker, finder or financial advisor.

4.15. Scheduled Contracts. Except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Documents (each item listed or required to be listed in such Company Disclosure Letter or the Company SEC Documents being referred to herein as a “Scheduled Contract”), neither Company nor the Company Subsidiaries is a party or otherwise subject to:

(a) any employment, deferred compensation, bonus or consulting contract;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Company or the Company Subsidiaries of $250,000 or more per annum;

(c) any contract or agreement that restricts Company or the Company Subsidiaries (or would restrict any Affiliate of Company or the Company Subsidiaries or the Surviving Corporation (including Merger Sub and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

(d) any lease of real or personal property providing for annual lease payments by or to Company or the Company Subsidiaries in excess of $250,000 per annum other than (A) financing leases entered into in the ordinary course of business in which Company or the Company Subsidiaries is lessor and (B) leases of real property presently used by the Company Subsidiaries as offices or other facilities;

(e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Company or the Company Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its banking business or as security for deposits of Governmental Entities in the ordinary course of its banking business) in personal property having a value of $250,000 or more;

(f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Company or the Company Subsidiaries (including without limitation any agreement, plan or arrangement providing for the payment of any compensation or benefits following a change-of-control with respect to Company, whether or not subject to further triggering events);

(g) any agreement to acquire equipment or any commitment to make capital expenditures of $250,000 or more;

(h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Company or the Company Subsidiaries has an ownership interest which is of material significance to the operations of the Company or the Bank or for the grant of any preferential right to purchase any such property or asset;

(i) any agreement for the borrowing of any money (other than (i) liabilities or interbank borrowings made in the ordinary course of its banking business and reflected or to be reflected in the financial records of Company or the Company Subsidiaries, (ii) short-term borrowings (including refinancings thereof) made at then prevailing market rates and terms consistent with prior practice and (iii) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its wholly-owned Subsidiaries);

(j) any guarantee or indemnification which involves the sum of $250,000 or more, other than letters of credit or loan commitments issued in the normal course of business and customary director, officer and employee indemnification provisions;

(k) any material agreement which would be terminable other than by Company or the Company Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

(l) any contract of participation with any other bank in any loan in excess of $1 million or any sales of assets of Company or the Company Subsidiaries with recourse of any kind to Company or the Company Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

(m) any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(n) any contract relating to the provision of data processing services to Company or the Company Subsidiaries which provides for payments which in the aggregate (including any cancellation or termination payments or the effect of any required minimum notice periods prior to cancellation or termination) exceed $500,000;

(o) any contract or commitment to purchase or sell bulk packages of mortgage servicing rights; or

(p) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $250,000 per annum or more to or by Company or the Company Subsidiaries other than payments made under or pursuant to loan agreements, letters of credit and participation agreements entered into in the ordinary course of business.

Complete copies of all Scheduled Contracts, including all amendments and supplements thereto, entered into on or before the date hereof have been delivered or made available to Parent.

4.16. Performance of Obligations. Each Scheduled Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium, or other similar laws affecting the rights of creditors generally and by general equitable principles. Each of Company and the Company Subsidiaries has performed in all material respects all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any material term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such failure of performance, breach or default would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for loans, letters of credit and leases made by Company or the Company Subsidiaries in the ordinary course of business, to Company’s knowledge, no party to any Scheduled Contract is in default thereunder as of the date hereof.

4.17. Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, or as disclosed in the Company SEC Documents, since March 31, 2005, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

(a) any change in any of the assets, liabilities, results of operations, permits, methods of accounting or accounting practices, business, or manner of conducting business, of Company or the Company Subsidiaries or any other event or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect;

(c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) any disposition by Company or the Company Subsidiaries of an asset the lack of which has had, or would reasonably be expected to have, a Material Adverse Effect; or

(e) any direct or indirect redemption, purchase or other acquisition by Company or the Company Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Company Stock whether consisting of money, other personal property, real property or other things of value (except for dividends permitted by Section 6.1(b), regular quarterly cash dividends and acquisitions of Company Stock pursuant to cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to Company or the withholding of shares by Company to cover tax withholding obligations under Company Stock Plans).

4.18. Licenses and Permits. Each of Company and the Company Subsidiaries has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect in all material respects. The respective properties, assets, operations and businesses of Company and the Company Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. To the knowledge of Company, no proceeding is pending or threatened by any Governmental Entity which seeks to revoke or limit any such licenses or permits.

4.19. Undisclosed Liabilities. Except for liabilities or obligations which do not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Company nor the Company Subsidiaries has any liabilities or obligations, either accrued or contingent, that have not been: (a) fully reflected or reserved against in the Financial Statements of Company; (b) incurred subsequent to March 31, 2005 in the ordinary course of business consistent with past practices; or (c) disclosed in the Company Disclosure Letter.

4.20. Employee Benefit Plans.

(a) Company has previously made available to Parent copies of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which Company or any of the Company Subsidiaries is a sponsor or participating employer or as to which Company or any of the Company Subsidiaries makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of Company or any of the Company Subsidiaries, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.20(a) of the Company Disclosure Letter. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable Laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder. Except as disclosed in the Company Disclosure Letter, all Employee Plans were in effect prior to January 1, 2005, and there has been no material amendment thereof (other than amendments required to comply with applicable Law).

(b) Company has previously made available to Parent copies or descriptions of each employment agreement, plan or arrangement maintained or otherwise contributed to by Company or any of the Company Subsidiaries which is not an Employee Plan and which (exclusive of base salary and base wages and any benefit required solely under the Law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination benefits or insurance, profit sharing, benefit, retirement, severance, change-in-control, group health or insurance, disability, workers’ compensation, vacation benefits, welfare or similar benefits to or for the benefit of any employee or class of employees, or former employees or class of former employees, or directors or former directors, whether active or retired, of Company or any of the Company Subsidiaries. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements” and are listed in Section 4.20(b) of the Company Disclosure Letter. Except as disclosed in the Company Disclosure Letter, all Benefit Arrangements which are in effect were commenced or in effect prior to January 1, 2005. Except as disclosed in the Company Disclosure Letter, there has been no amendment thereof. Except as set forth in the Company Disclosure Letter, there has been no increase in the compensation of or benefits payable to any senior executive employee of Company or any Company Subsidiary since January 1, 2005 nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 2005.

(c) With respect to all Employee Plans and Benefit Arrangements, Company and the Company Subsidiaries are in compliance (other than noncompliance the cost or liability for which would not have, or would not reasonably be expected to have, a Material Adverse Effect) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by Law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan and Benefit Arrangement, including, if applicable, Form S-8 registration statements, Forms 11-K and prospectus disclosures with respect to Company Stock offered under any Employee Plan and Benefit Arrangement (other than noncompliance the cost or liability for which would not have, or would not reasonably be expected to have, a Material Adverse Effect). Company and the Company Subsidiaries have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the best of Company’s or Company Subsidiaries’ knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits (other than claims which would not have, or would not reasonably be expected to have, a Material Adverse Effect). No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any of the Company Subsidiaries which is covered by Title I of ERISA, which could subject any person (other than a person for whom Company or any Company Subsidiary is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code (other than any such transaction the cost or liability of which would not have, or would not reasonably be expected to have, a Material Adverse Effect). No Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any “accumulated funding deficiency,” as defined in Section 412 of the Code, whether or not waived, nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. Neither Company nor any of the Company Subsidiaries has incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Corporation or of any of its Affiliates (including the Company Subsidiaries) at or after the Effective Time of the Merger (other than plans maintained prior to the Effective Time of the Merger by Parent and any of the Company Subsidiaries).

(d) Neither Company nor any of the Company Subsidiaries has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither Company nor any Company Subsidiary knows of any fact that would adversely affect the qualified status of any such Employee Plan and which would not be correctible under the Employee Plans Correction Resolution System (Rev. Proc. 2003-44) without material cost to Company or any of the Company Subsidiaries. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plans, ERISA, the Code or any other applicable laws have been timely made. Except as disclosed in the Company Disclosure Letter, as of the date hereof, the Financial Statements of Company properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. Except as disclosed in the Company Disclosure Letter, the fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable Law, equals or exceeds the present value of benefit obligations, of such Employee Plan or Benefit Arrangement. Except as disclosed in the Company Disclosure Letters, Company and the Company Subsidiaries have no obligation to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state statute.

(e) Except for the Scheduled Contracts or as set forth in the Company Disclosure Letter, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Company within a period of 30 days following the Effective Time of the Merger, without liability to Company or any Company Subsidiaries. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its subsidiaries following the Effective Time. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f) All group health plans of Company and Company Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

(g) Neither Company nor any of the Company Subsidiaries has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to Company or the Company Subsidiaries as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; or (iv) leased employees, as that term is defined in section 414(n) of the Code.

(h) With respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no material liability of Company or the Company Subsidiaries, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(i) Except as set forth in the Company Disclosure Letter, no Company Employee Plan or Benefit Arrangement provides a gross-up for any Taxes which may be imposed under Section 4999 of the Code relating to parachute payments or for failure to comply with the requirements of Section 409A of the Code.

(j) As of the date hereof, the compensation information that Company has furnished to Parent for purposes of calculating the amount of any “excess parachute payments” (within the meaning of Section 280G of the Code) that may be payable in connection with the Merger, assuming the Merger is consummated in 2005, is true and correct in all respects (except with respect to any omissions or errors that are in the aggregate de minimis in amount.)

4.21. Corporate Records. The minute books of each of Company and the Company Subsidiaries which have heretofore been made available to Parent accurately reflect all material corporate actions taken since January 1, 2003 to this date by the respective stockholders, board of directors and committees of each of Company and the Company Subsidiaries.

4.22. Accounting Records. Each of Company and the Company Subsidiaries maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

4.23. Offices and ATMs. Company has furnished to Parent a list (the “Company Offices List”) setting forth the headquarters of each of Company and the Company Subsidiaries (identified as such) and, as of the date hereof, each of the offices and automated teller machines (“ATMs”) maintained and operated by Company or the Company Subsidiaries (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the Company Offices List, as of the date hereof, neither Company nor any of the Company Subsidiaries maintains any other office or ATM or conducts business at any other location, and neither Company nor the Company Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.24. Agreements with Regulators. Except as set forth in the Company Disclosure Letter, neither Company nor any Subsidiary of Company is a party to any supervisory agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other similar order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions specifically applicable to Company or any Subsidiary of Company at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such board resolutions which would reasonably be expected to have a Material Adverse Effect.

4.25. Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.26. Power of Attorney. Neither Company nor any of the Company Subsidiaries has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding except in the ordinary course of business consistent with prior practice.

4.27. Facts Affecting Regulatory Approvals. To the best knowledge of Company, there is no fact, event or condition applicable to Company or the Company Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing, or unduly delay the receipt of, the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

4.28. Indemnification. Other than pursuant to the provisions of their respective Certificate of Incorporation or Articles of Association, as the case may be, or Bylaws, or as disclosed in the Company Disclosure Letter, the Company SEC Filings, the Merrill Lynch Agreement, the Sandler O’Neill Agreement, the Scheduled Contracts, or pursuant to non-material leases, vendor or other similar contracts entered into in the ordinary course of business, neither Company nor any of the Company Subsidiaries is a party to any indemnification agreement with any of its present or past officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Company or the Company Subsidiaries (“Covered Parties”), and, to the best knowledge of Company, there are no claims for which any Covered Party would be entitled to indemnification by Company or the Company Subsidiaries if such provisions were deemed in effect.

4.29. Regulatory Capitalization. Bank is, and immediately prior to the Effective Time of the Merger will be, “well capitalized,” as such term is defined in the rules and regulations of the OTS, and is, and will be at such time, in full compliance with any capital commitments to the OTS.

4.30. Derivative Transactions.

(a) Except as would not have, or would not reasonably be expected to have, a Material Adverse Effect, all Derivative Transactions (as defined herein) entered into by Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and the Company Subsidiaries, and were entered into with counterparties who were believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Company and the Company Subsidiaries have adopted policies and procedures consistent with the publications of applicable Governmental Entities with respect to their derivatives programs.

(b) For purposes of this Section 4.30, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Options.

4.31. Trust Powers. Bank does not presently maintain trust or exercise trust powers, nor does any other Subsidiary of Company.

4.32. Disclosure Documents and Applications. None of the information supplied or to be supplied by Company in writing (“Company Supplied Information”) for inclusion in any documents to be filed with the SEC, the FDIC, the OTS, the FRB, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Company Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.33. Intellectual Property. To the best knowledge of Company, Company and the Company Subsidiaries own or have a valid license to use all patents, trade secrets, trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) (collectively, “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Company Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than in respect of Intellectual Property licensed in the ordinary course of business, neither Company nor any of the Company Subsidiaries has any obligation to compensate any Person for the use of any of the Company Intellectual Property and Company has not granted to any Person any license, option or other rights to use in any manner any of the Company Intellectual Property, whether requiring the payment of royalties or not. The Company Intellectual Property will not be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of the Company Subsidiaries has received any notice of infringement of or conflict with, and to Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect.

4.34. State Takeover Laws; Company Rights Plan.

(a) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or, any anti-takeover provision in the Articles or Certificate of Incorporation or Bylaws of Company or any Subsidiary is, or at the Effective Time of the Merger will be, applicable to the Merger or any other transactions contemplated by this Agreement.

(b) Company has no stockholder rights plan, “poison pill” or other similar plan, such previously existing plan of Company having been terminated effective February 28, 2005.

4.35. Registration Obligation. Neither Company nor any of the Company Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act, other than Company Stock issued or issuable under Company’s equity compensation plans.

4.36. Opinions of Merrill Lynch & Co., Inc. and Sandler O’Neill & Partners, L.P. Company has received the opinions of Merrill Lynch & Co., Inc. and Sandler O’Neill & Partners, L.P., dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinions, the Merger Consideration, in combination with the special $0.50 dividend to be declared by Company immediately prior to the Closing, is fair from a financial point of view to the holders of the Company Stock.

4.37. Loans; Investments.

(a) (i) The Company Disclosure Letter sets forth all evidences of indebtedness reflected as assets on the books and records of Company and its Subsidiaries (“Loans”) by Company and the Company Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Company or any of the Company Subsidiaries; (ii) there are no Loans to any employee, officer, director of other Affiliate of Company or any of the Company Subsidiaries on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed on the Company Disclosure Letter, all such Loans are and were made in compliance in all material respects with all applicable Laws, are evidenced in all material respects by appropriate and sufficient documentation and, to Company’s knowledge, each constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium, or other similar laws affecting the rights of creditors generally and by general equitable principles.

(b) Each outstanding Loan and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Company’s underwriting standards and with all applicable requirements of Laws.

(c) Except as set forth on the Company Disclosure Letter, none of the agreements pursuant to which Company or any of the Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase or substitute such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of Company and Bank is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Veteran’s Administration (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential and multi-family mortgage loans.

(e) Except for indemnity agreements with any of such persons entered into in the ordinary course of business consistent with prior practice, none of Company or any of the Company Subsidiaries is now nor has ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any obligation to indemnify, HUD, Ginnie Mae, VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans.

(f) Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to its or their lending activities, including, without limitation, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Office of Foreign Asset Control rules and regulations and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(g) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” and “available for sale” held by Company, Bank and the Company Subsidiaries (other than Bank), as reflected in the Financial Statements of Company, were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

4.38. Allowance for Loan Losses. Company’s allowance for loan losses was determined by application of Company’s policies and procedures, as those policies and procedures may have been amended from time to time in the ordinary course of business, on a basis consistently applied from prior periods and represents management’s good faith estimate of reasonably expectable losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of that date.

4.39. Compliance with Servicing Obligations. Company and the Company Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable Laws, relating to the servicing and administration of loans by them, or any of them, including properly and timely making interest rate adjustments to adjustable rate loans.

4.40. Fiduciary Responsibilities. Company and the Company Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable Laws.

4.41. Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and Company has delivered to Parent a summary of any disclosure made by management to Company’s auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Company in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Company’s auditors any material weaknesses in internal controls. Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date hereof.

(c) Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Company’s financial statements. Company’s management, with the participation of Company’s principal executive and financial officers, has completed an assessment of the effectiveness of Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(d) No personal loan or other extension of credit by Company or any Company Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

(e) Since January 1, 2003, (i) neither Company nor any of the Company Subsidiaries nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion, or claim that Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Company or any of the Company Subsidiaries, whether or not employed by Company or any of the Company Subsidiaries, has reported evidence of a material violation of U.S. federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Company, any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Company, the Board of Directors of Company or any member or committee thereof. For purposes of this Agreement, “knowledge” of any Person means the actual knowledge of any officer (as such term is defined in Rule 16a-1(f) under the Exchange Act) of such Person.

4.42. CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank has received a rating of “Outstanding” in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). Neither Company nor Bank is aware of, has been advised of, or has reason to believe (because of Bank’s Home Mortgage Disclosure Act (“HMDA”) data for the year ended December 31, 2004 filed with the OTS on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause Bank or any other Company Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation (collectively, the “anti-money laundering laws”); or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank pursuant to 12 C.F.R. Part 570. Neither Company nor Bank is aware of any facts or circumstances which would cause either to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Company or Bank or any other Company Subsidiary to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect. The board of directors of Bank (or where appropriate of any other Company Subsidiary) has adopted, and Bank (or such other Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Bank (or such other Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.43. Investment Management and Related Activities. Except as set forth in the Company Disclosure Letter, none of Company, any of the Company Subsidiaries or Company’s or the Company Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under any applicable Law as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent or broker, a sales person or in any similar capacity with a Governmental Entity.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company as follows, except as set forth in the Parent Disclosure Letter:

5.1. Incorporation, Standing and Power. Parent has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California. Parent is duly licensed to conduct a commercial banking business under the laws of the State of California and its deposits are insured by the FDIC in the manner and to the fullest extent permitted under applicable law. Merger Sub has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Nebraska. Merger Sub has conducted no business or operations and has no material liabilities other than its obligations under this Agreement.

5.2. Authority. The execution and delivery by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. The execution and delivery by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. Except for the approval described in Section 5.3 and previously obtained, no other corporate actions or proceedings by any affiliate or any direct or indirect stockholder of Parent is required in connection with the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its respective Certificate of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Parent or any Subsidiary of Parent is a party, or by which Parent or any Subsidiary of Parent or any of its properties or assets is bound (except as would not be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement); or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Subsidiary of Parent or any of its

respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Parent or any of its Subsidiaries, or any of their Affiliates or direct or indirect stockholders, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the Merger Agreement, or the consummation by Parent and Merger Sub of the Merger or the Subsequent Mergers or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement by the stockholders of Company (including the filing of the Proxy statement with the SEC); (ii) the approval of the FDIC under the Bank Merger Act; (iii) the approval of the OTS under 12 C.F.R. § 574.7 and 563.22(b)(i) and (h)(1); (iv) the approval of the DFI under the CFC; (v) the filing of a notice with the FRB under 12 C.F.R. § 225.12(d)(2); (vi) the filing of the Articles of Merger with the Secretary of State of the State of Nebraska; (vii) with respect to the Subsequent Mergers, the filing of the Merger Agreement (or the articles of merger provided for therein) with the Secretaries of State of the States of California and Nebraska and the DFI; (viii) filings under U.S. state corporate, banking, securities, insurance or other laws in U.S. states where the Company or any Company Subsidiary maintains offices or transacts business; and (ix) any filings required to be made with the U.S. Federal Trade Commission or Department of Justice.

5.3. Parent Stockholder Consent. BancWest, acting as the controlling stockholder of Parent, has approved this Agreement and the transactions contemplated hereby.

5.4. Financing. Parent has available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder.

5.5. Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Parent, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.6. Compliance with Laws and Regulations.

(a) Neither Parent nor any of its Subsidiaries is in violation of any Law, except for such violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for routine examinations by Governmental Entities charged with the supervision or regulation of banking organizations, to the knowledge of Parent, no investigation or inquiry by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Parent or any its Subsidiaries to be deemed to be operating in violation in any material respect of the anti-money laundering laws, or to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. The board of directors of Parent has adopted and has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder and Parent has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder. Parent is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause Parent to undertake any remedial action, except for such facts or circumstances, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

5.7. BNP Paribas’ Status as FHC. BNP Paribas has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. To Parent’s knowledge, there are no facts or circumstances that are reasonably likely to result in BNP Paribas ceasing to meet any such requirements.

5.8. Agreements with Regulators. Neither Parent nor any of its Subsidiaries, nor BancWest, is a party to any supervisory agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted board resolutions at the request of, any Governmental Entity other than in each case, which, individually or in the aggregate, would not have a Material Adverse Effect, nor has Parent been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such board resolutions which would reasonably be expected to have a Material Adverse Effect.

5.9. Brokers and Finders. Parent is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

5.10. Facts Affecting Regulatory Approvals. To the best knowledge of Parent, there is no fact, event or condition applicable to Parent or any of its Subsidiaries, or any of their Affiliates or direct or indirect stockholders, which will, or reasonably could be expected to, adversely affect the likelihood of promptly securing, or unduly delay the receipt of, the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

5.11. CRA. Parent has received a rating of “satisfactory” in its most recent examination or interim review with respect to the CRA. Parent has not been advised of any material supervisory concerns regarding Parent’s compliance with the Community Reinvestment Act. Parent is not aware of, has not been advised of, and has no reason to believe (because of Parent’s December 31, 2004 HMDA data filed with the FDIC on or prior to March 1, 2005, or otherwise) that any facts or circumstances exist, which would cause Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA or the regulations thereunder or to be assigned a rating for CRA purposes of lower than “satisfactory.”

5.12. Accuracy of Information Furnished for Company Proxy Statement and Other Filings. None of the information supplied or to be supplied by Parent in writing (“Parent Supplied Information”) for inclusion in any documents to be filed by Company with the SEC, the FDIC, the OTS, or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Parent Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13. Investment in Company Shares. Neither Parent nor Merger Sub nor any Affiliate of Parent or Merger Sub owns or controls, directly or indirectly, any capital stock of Company, other than in accordance with and as permitted by the Confidentiality Agreement.

ARTICLE 6.

COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER

Company covenants and agrees with Parent and Merger Sub as follows:

6.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the earlier of the Effective Time of the Merger or the termination of the Agreement, except as contemplated by this Agreement and subject to requirements of Law, Company agrees to conduct its business (and to cause the Company Subsidiaries to conduct their respective businesses) in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and Company shall not (and shall cause the Company Subsidiaries to not), except as provided in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent:

(a) issue, sell or grant any Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof), any other securities (including long term debt) of Company or the Company Subsidiaries, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or any other securities (including long term debt) of Company or the Company Subsidiaries or enter into any agreements to take any such actions;

(b) (i) other than dividends by a direct or indirect wholly-owned Subsidiary of Company to its parent, declare, set aside or pay any dividend or make any other distribution upon any of the capital stock of Company or the Company Subsidiaries; provided, however, that Company may declare and pay the regular quarterly cash dividend in respect of the second fiscal quarter of 2005 which shall not exceed $0.145 per share of Company Stock, and for fiscal quarters thereafter, consistent with its customary declaration, record and payment dates, regular quarterly cash dividends in respect of each fully completed fiscal quarter prior to the Closing Date, not to exceed the lesser of (x) $0.145 per share of Company Stock or (y) an amount per share of Company Stock equal to the quotient obtained by dividing (A) 50% of the Average Net Income of Company (where “Average Net Income” is equal to the quotient obtained by dividing (a) the sum of the net income of Company (1) for the fiscal quarter in respect of which the dividend has been declared and (2) the immediately preceding fiscal quarter by (b) two) by (B) the number of outstanding shares of Company Stock on the record date for such dividend, determined in each case without regard to any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred); provided, further, however, that in addition to any other dividends and distributions permitted by this Agreement, the Company may also declare and pay, immediately prior to the Closing, a special cash dividend in an amount not to exceed $0.50 per share of Company Stock (the “Special Dividend”); or (ii) split, combine or reclassify any shares of capital stock or other securities of Company or the Company Subsidiaries;

(c) purchase, redeem or otherwise acquire any capital stock or other securities of Company or the Company Subsidiaries or any rights, options, or securities to acquire any capital stock or other securities of Company or the Company Subsidiaries (other than the redemption upon maturity of Company’s subordinated notes, acquisitions of Company Stock pursuant to cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to Company or the withholding of shares by Company to cover tax withholding obligations under Company Stock Plans, and the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation, as the case may be, or Bylaws;

(e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

(f) except as provided in the Company Disclosure Letter and in Section 12.1, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the Company Disclosure Letter and increases in salary consistent with the Company’s Compensation Guidelines for 2005 to Persons eligible for such salary increases, provided that the percentage increase in salaries for all such Persons shall not exceed 3.5 percent on average and other than a retention bonus (the “Special Retention Bonus”) which may be paid to the holders of the Company Stock Options and Company Awards (other than restricted shares of Company Stock) which shall be outstanding immediately prior to the Effective Time of the Merger in an amount which shall be equal to the product of (x) $0.50 and (y) the number of shares of Company Stock which shall be subject to each such outstanding Company Stock Option and Company Award;

(g) make any capital expenditure or commitments with respect thereto in excess of $250,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Company Disclosure letter and ordinary repairs, renewals and replacements;

(h) compromise or otherwise settle or adjust any assertion or claim of a material deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any income or other material federal, foreign, state or local tax return, or make any material tax election that is inconsistent with Company’s current tax election practices or that concerns a matter as to which the Company has no current tax election practice;

(i) change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, regulatory accounting principles, changes in Law or a Governmental Entity;

(j) other than in the ordinary course and in compliance with applicable Law, grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Company Stock, or any Affiliate of such Person;

(k) close or relocate any offices at which business is conducted or open any new offices, except as described in the Company Disclosure Letter;

(l) except as provided in the Company Disclosure Letter and in Section 12.1, adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by Law;

(m) grant any Person a power of attorney or similar authority, other than in the ordinary course of business consistent with past practice;

(n) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

(o) amend, modify or renew any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract under Section 4.15; provided, that Company and any Company Subsidiary may (i) renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms if the total obligation of the Company and any Company Subsidiary thereunder (including any cancellation or termination payments or the effect of any required minimum notice periods prior to cancellation or termination) shall not exceed $500,000, and (ii) enter into ordinary course business and operations transaction agreements that (A) do not restrict Company or the Company Subsidiaries (or any Affiliate of Company or the Company Subsidiaries or the Surviving Corporation (including Merger Sub and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person or (B) call for aggregate annual payments of $250,000 or more and is not terminable on 60 days or less notice without payment of any material termination fee or penalty;

(p) sell, transfer, mortgage, encumber or otherwise dispose of any assets material to the business or financial position of the Company or any Company Subsidiary or release or waive any material claim, except in the ordinary course of business and consistent with past practices;

(q) take any action which would or could reasonably be expected to (i) materially adversely affect the ability of Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) materially adversely affect Company’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent’s or Company’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

(r) make any special or extraordinary distributions or payments not in the ordinary course of business to any Person;

(s) reclassify any Investment Security from held-to-maturity or available for sale to trading, unless required by changes in GAAP or regulatory accounting requirements applicable to federal savings banks and their holding companies generally or, other than in the ordinary course of business and in prior consultation with Parent, restructure or materially change its investment policies, investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(t) sell any security other than in the ordinary course of business, except as provided in the Company Disclosure Letter;

(u) take title to any real property without conducting prior thereto any environmental investigation ordinarily undertaken consistent with past practice;

(v) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(w) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, commitment to make a loan or other extension of credit, that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 2004 or which would involve a credit exposure on the part of Company or any Company Subsidiary, greater than that set forth in Section 6.1(w) of the Company Disclosure Letter;

(x) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions in the ordinary course of business, (ii) short-term borrowings (including refinancings thereof) made at prevailing market rates and terms consistent with prior practice or (iii) interbank borrowings made in the ordinary course of its banking business or (iv) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its wholly-owned Subsidiaries;

(y) enter into any new material line of business;

(z) engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

(aa) adopt any stockholder rights plan, “poison pill” or similar plan; or

(bb) agree or make any commitment to take any actions prohibited by this Section 6.1.

6.2. Affirmative Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, Company shall (and shall cause the Company Subsidiaries to):

(a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, key employees and others having business relationships with Company or the Company Subsidiaries;

(b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company and the Company Subsidiaries;

(c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

(d) use its commercially reasonable efforts to perform its material contractual obligations and not become in material default on any such obligations;

(e) use its commercially reasonable efforts to duly observe and conform in all material respects to all lawful requirements applicable to its business;

(f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

(g) file all Tax Returns required to be filed with any tax authority in accordance with all applicable Laws, timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed and ensure that the Tax Returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable Laws;

(h) promptly notify Parent regarding receipt from any tax authority of any written notification of the commencement of an audit which could involve material financial consequences for the Company, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar written notification of potential adjustments to the Tax liabilities or attributes of Company which could involve material financial consequences for the Company, or any actual or threatened collection enforcement activity of which Company is aware by any Tax authority with respect to tax liabilities of Company;

(i) make available to Parent monthly unaudited balance sheets and income statements of Company and Bank, as soon as available, but in no event later than within 15 days after the end of each calendar month;

(j) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Company and the Company Subsidiaries on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger or the Subsequent Mergers;

(k) maintain an allowance for loan losses consistent with practices and methodology as in effect on the date of the execution of this Agreement provided that the dollar amount of such allowance shall be, in any event (but subject to applicable GAAP and regulatory accounting requirements and Law), maintained at a level which is at least equal to the amount thereof at December 31, 2004; and

(l) except as otherwise required by applicable Law, manage Company’s and the Company Subsidiaries’ respective assets and liabilities in all material respects in accordance with Company’s asset and liability management policy as in effect on the date hereof as previously disclosed to Parent, unless otherwise agreed by the parties.

6.3. Access to Information. Company will afford, upon reasonable notice, to Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, employees, properties, books, files and records and will do everything reasonably necessary to enable Parent and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Company and the Company

Subsidiaries and the condition thereof and to update such examination at such intervals as Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Company and the Company Subsidiaries and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Company and the Company Subsidiaries. Upon the request of Parent, and upon Parent’s execution and delivery of a customary waiver, Company will request D&T to provide reasonable access to representatives of PwC working on behalf of Parent to auditors’ work papers with respect to the business and properties of Company and the Company Subsidiaries, including tax accrual work papers prepared for Company and the Company Subsidiaries during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (b) books, records and documents that Company or the Company Subsidiaries are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Parent of the right to rely upon the representations and warranties made by Company herein. All documents and information concerning Company and the Company Subsidiaries so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.

6.4. Filings. Company agrees that it will use all reasonable efforts through the Effective Time of the Merger to cause each of Company’s or the Company Subsidiaries’ reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, proxy statement, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied during the periods involved.

6.5. Notices; Reports. Company will promptly notify Parent of any event of which Company obtains knowledge which has had or may reasonably be expected to have a Material Adverse Effect, or in the event that Company determines that it is unable to fulfill any of the conditions to the performance of Parent’s obligations hereunder, as set forth in Articles 9 or 11 herein, and Company will furnish Parent (i) as soon as available, and in any event within five Business Days after it is mailed or delivered to the Board of Directors of Company or the Company Subsidiaries or committees thereof, any report by Company or the Company Subsidiaries for submission to the Board of Directors of Company or the Company Subsidiaries or committees thereof, relating to any such Material Adverse Effect or event, provided, however, that Company need not furnish to Parent communications of Company’s legal counsel regarding Company’s rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Company to its stockholders or other security holders, and, subject to applicable Law, all reports filed by Company or the Company Subsidiaries with the SEC, the OTS or other Governmental Entities, and (iii) such other existing reports as Parent may reasonably request relating to Company or the Company Subsidiaries.

6.6. Company Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, Company will take action necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders (the “Company Stockholders’ Meeting”) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby (such approval, the “Company Stockholder Approval”). Except as permitted by Section 6.6(b) below, the Board of Directors of Company shall recommend approval and adoption of this Agreement and the Merger by Company’s stockholders (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement. Unless permitted by Section 6.6(b), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the Merger or the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend) by the Board of Directors of Company or any committee thereof of a Competing Transaction, or any failure by Company’s Board of Directors to recommend against a Competing Transaction within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(b) The Board of Directors of Company shall be permitted to effect a Change in the Company Recommendation, only if and to the extent that all of the following conditions are met: (v) the Company Stockholder Approval has not been obtained, (w) the Board of Directors of Company concludes in good faith (after consulting with outside legal counsel) that failure to effect such Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law; (x) before taking any such action, Company promptly gives Parent (orally and in writing) notice advising Parent of the decision of the Board of Directors of Company to take such action, including the reasons therefor and, in the event that such decision relates to a Competing Transaction, such notice specifies the material terms and conditions of such Competing Transaction and identifies the Person making such Competing Transaction (and Company will also promptly give Parent such a notice with respect to any subsequent change in such proposal) and Company has given Parent at least three (3) Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Competing Transaction and has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, (y) if such Change in the Company Recommendation relates to a Competing Transaction received by Company or made directly to Company’s stockholders, such Competing Transaction constitutes a Superior Proposal; and (z) Company has complied with its obligations set forth in Section 6.7. Nothing contained in this Agreement shall prevent the Board of Directors of Company from (i) complying with Rules 14d-9 and/or 14e-2 under the Exchange Act with regard to a Competing Transaction or (ii) making any disclosure if the Board of Directors of Company concludes in good faith (after consulting with outside legal counsel) failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that any such disclosure that relates to a Competing Transaction (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless Company’s Board of Directors reaffirms the Company Recommendation in such disclosure.

(c) Subject to Section 6.6(b), Company will use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting and shall cause its executive officers to use their reasonable best efforts in connection with the foregoing. Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholders’ Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

6.7. No Solicitation. Company shall not initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or disclose any nonpublic information or afford access to its or the Company Subsidiaries’ personnel, properties, books or records to, any Person that has made, or to Company’s knowledge, is considering making, a proposal for a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or propose or agree to do any of the foregoing, or authorize any of its or the Company Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the “Representatives”) to take any such action, and will cause the Representatives and the Company Subsidiaries not to take any such action, and Company shall promptly notify Parent (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive after the date hereof relating to any of such matters, including the identity of the offeror or Person making the request or inquiry. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving any Person other than Parent or any of its Affiliates: any merger, consolidation, share exchange or other business combination with or into the Company or any Company Subsidiary; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Company or the Company Subsidiaries representing 15% or more of the consolidated assets of Company and the Company Subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Company or any of the Company Subsidiaries; or a tender offer or exchange offer for at least 15% of the outstanding shares of Company. Company will immediately cease and cause to be terminated (and will cause the Company Subsidiaries to cease and terminate) any existing activities, discussions or negotiations with any parties (other than Parent and its Affiliates and representatives) conducted heretofore with respect to any of the foregoing. Company shall (and shall cause the Company Subsidiaries to) take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Company shall notify Parent (orally and in writing) within 24 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Company and the Company Subsidiaries. Company shall promptly request each other Person, other than Parent or its Affiliates, that has, in the past twelve months, executed a confidentiality agreement in connection with its consideration of entering into a business combination with Company and the Company Subsidiaries (other than a business combination in which Company or a Company Subsidiary would acquire control of such Person) to return all confidential information heretofore furnished to such person by or on behalf of Company and the Company Subsidiaries and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.7 or any other provision of this Agreement, prior to (but not after) the date of the Company Stockholder Approval, and subject to compliance with the other terms of this Section 6.7, and to first entering into a confidentiality agreement with any such Person having provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Directors of Company shall be permitted to engage in discussions or negotiations with, and provide nonpublic information or data to, any Person in response to a bona fide written proposal for a Competing Transaction by such Person first made after the date hereof which was not solicited, initiated or knowingly encouraged by Company or any of its Affiliates or any Representative on or after the date hereof and which the Board of Directors of Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation in similar transactions) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), if and only to the extent that the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that Company shall have given Parent (orally and in writing) at least three (3) Business Days prior written notice of its intent to do so before taking the first of any such actions with any one such Person; provided, further, that Company and the Board of Directors of Company shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide unsolicited written proposal for a Competing Transaction which the Board of Directors concludes in good faith, after consultation with a financial advisor of nationally recognized reputation in similar transactions and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal (including, without limitation, all the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent) and the Person making the proposal (i) is more favorable to Company’s stockholders from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal” the term Competing Transaction shall have the meaning assigned to such term in this Section 6.7, except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority”;

6.8. Applications. Company will promptly prepare or cause to be prepared the Proxy Statement and will duly send the same to the holders of the Company Stock in connection with the Company Stockholders’ Meeting, and further agrees to provide any information requested by Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. Company shall afford Parent a reasonable opportunity to review and comment on the Proxy Statement and all amendments and supplements thereto before the filing thereof with the SEC. Company covenants and agrees that, with respect to the information relating to Company or the Company Subsidiaries, the Proxy Statement will comply in all material respects with the provisions of applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company will use its commercially reasonable efforts to assist Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

6.9. Subsequent Mergers. Company shall, and shall cause Bank to, cooperate in all reasonable respects with Parent in Parent’s efforts to obtain the approval of or consent to the Subsequent Mergers by all Governmental Entities whose approval or consent is required for the consummation thereof (including without limitation the execution and filing by Bank along with Parent of an application to the FDIC under the Bank Merger Act). Company and Parent shall take all action necessary and appropriate to cause the merger of Bank with and into Parent, with Parent as the surviving institution, immediately following the Merger, including by executing (in the case of Parent) and causing Bank to execute (in the case of Company), upon request of Parent, the Merger Agreement. After such approvals or consents have been obtained with respect to the Subsequent Mergers, as well as all required approvals or consents by any Governmental Entity with respect to the Merger, or prior thereto if notices are being sent pursuant to Section 7.2, Company and Bank will cooperate in all reasonable respects with Parent to facilitate the mailing or posting in a timely fashion of any notices to customers of the Bank or other Persons with respect to the Subsequent Mergers deemed necessary or appropriate by Parent, the cost thereof to be borne by Parent. At Parent’s request, and at its expense, Company and the Company Subsidiaries shall cooperate in all reasonable respects to facilitate the divestiture to third parties of any branches or assets of Company or any Company Subsidiary which may be required by any Governmental Entity as a condition to approval or consent to the Merger, any such divestiture to be subject to consummation of the Merger. By its execution of this Agreement, Company, in its capacity as the sole shareholder of Bank, shall be deemed to have duly approved the Merger Agreement and the transactions contemplated therein. For the avoidance of doubt, the consummation of the Subsequent Mergers pursuant to the Merger Agreement shall be subject to and conditioned upon the prior consummation of the Merger pursuant to the terms and provisions of this Agreement, and the Subsequent Mergers shall be consummated immediately following the Merger, subject to the terms and conditions hereof.

6.10. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE 7.

COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub covenant and agree with Company as follows:

7.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of Law, each of Parent and its Subsidiaries shall not, without the prior written consent of Company:

(a) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Parent’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s or Parent’s obligations hereunder, as set forth in Articles 10 or 11 herein not being satisfied; or

(b) agree or make any commitment to take any actions prohibited by this Section 7.1.

7.2. Applications. Parent will, as promptly as practicable, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that the FDIC or other applicable Governmental Entities may require supplemental filings after such filing in final form) (i) an application for approval of the Merger with the FDIC (which shall be filed not later than 30 days from the date hereof); (ii) an application for approval of the Merger with the OTS; (iii) a notice to the FRB under 12 C.F.R. § 225.12(d)(2); and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby, and further agrees to provide any information reasonably requested by Company required for the preparation of any applications necessary to consummate the transactions contemplated hereby. Parent shall afford Company a reasonable opportunity to review, subject to applicable Law, all such applications (except for confidential portions thereof) and all correspondence, amendments and supplements thereto before the filing thereof and provide Company with copies of any such correspondence, amendments or supplements at the time that they are filed. With the cooperation of Company and Bank pursuant to Section 6.9, Parent will provide (or cooperate to enable Company or Bank to provide notices required by Company or Bank) as promptly as practicable any required notices to customers or other Persons with respect to the Subsequent Mergers in order to facilitate the Closing at the earliest date practical, consistent with Section 3.1, including providing such notices in advance of receipt of the required approvals or consents for the Subsequent Mergers if the date thereof can be reasonably anticipated. Parent agrees to timely provide any information reasonably requested by Company which is necessary for the preparation of the Proxy Statement and all amendments and supplements thereto, and agrees that the information provided by it for use in the Proxy Statement will comply in all material respects with the provisions of applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7.3. Notices; Reports. Parent will promptly notify Company in the event that Parent determines that it is unable to fulfill any of the conditions to the performance of Company’s obligations hereunder, as set forth in Articles 9 or 10 herein.

7.4. Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time of the Merger, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Company or any of its Subsidiaries and any such person presently or formerly serving at the request of Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or under or with respect to any employee benefit plan (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities, penalties, or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, or administrative, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, or pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s Articles of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof (all such agreements being listed in the Company Disclosure Letter) with any directors or officers of Company and its Subsidiaries and (y) without limitation of, and in addition to clause (x), to the fullest extent permitted by Law.

(b) For a period of six years after the Effective Time of the Merger, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time of the Merger; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Company’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Company’s Current Premium.

(c) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

(e) The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have or contract or otherwise.

7.5. Limitation on Parent Conduct Prior to Effective Time of the Merger. Parent agrees that it shall not, and it shall not permit Merger Sub, to take any action which would or could reasonably be expected to (i) materially adversely affect the ability of Parent to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) materially adversely affect Parent’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent’s or Company’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied.

ARTICLE 8.

ADDITIONAL COVENANTS

The parties hereto hereby mutually covenant and agree with each other as follows:

8.1. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

8.2. Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by Parent or Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by Law.

ARTICLE 9.

CONDITIONS PRECEDENT TO THE MERGER

The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

9.1. Stockholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of Company.

9.2. No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity of competent jurisdiction which prohibits the Merger.

9.3. Regulatory Approvals. To the extent required by applicable Law, all approvals or consents of any Governmental Entity, including, without limitation, those of the FDIC, the OTS and the DFI, shall have been obtained or granted for the Merger and the applicable waiting period under all Laws shall have expired; provided, that, no such approvals or consents shall have imposed any condition or restriction as a result of the combination of Company and Bank with Parent that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Company) on Parent. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

ARTICLE 10.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

All of the obligations of Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Company:

10.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Parent or Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Parent contained in Article 5 hereof shall have been true and correct in all material respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date.

10.2. Officers’ Certificate. There shall have been delivered to Company on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub certifying, to the best of their knowledge, compliance with all of the provisions of Section 10.1.

ARTICLE 11.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

All of the obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Parent:

11.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Company contained in Article 4 hereof shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have, or would not be reasonably expected to have, a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded); provided that the representations and warranties of Company contained in Sections 4.1(a), 4.6(a), 4.25, 4.34(b) and 4.36 shall be true and correct in all respects and Section 4.2 shall be true and correct other than in any immaterial respects.

11.2. Authorization of Merger. All corporate actions of the Company necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Company.

11.3. Officers’ Certificate. There shall have been delivered to Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Company certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1 and 11.2.

11.4. Employee Benefit Plans. Parent shall have received satisfactory evidence that Company has complied in all material respects with its obligations with respect to employee benefit plans, programs and arrangements, including, without limitation, the Company 401(k) Plan and the Company Stock Options, under Article 12 of this Agreement.

ARTICLE 12.

EMPLOYEE BENEFITS

12.1. Employee Benefits.

(a) After the Effective Time of the Merger, Parent shall continue the Company 401(k) Plans for the benefit of employees of Company and the Company Subsidiaries who continue to be employed by the Surviving Corporation after the Effective Time of the Merger (“Continuing Employees”), provided that Parent in its sole discretion, may elect to cease contributions to the Company 401(k) Plans on or after the Payroll Conversion Date. Continuing Employees shall be eligible to participate in equivalent plans maintained by Parent (including the 401(k) and pension plans of Parent) on and after the Payroll Conversion Date.

(b) Following the Effective Time of the Merger and until on or after the Payroll Conversion Date, Continuing Employees shall continue to participate in the Company Employee Plans and Benefit Arrangements (other than equity-based plans or arrangements). On and after the Payroll Conversion Date, Continuing Employees shall become eligible for the compensation and employee benefit plans and benefit arrangements of Parent (including, without limitation, the medical, dental, vision, 401(k) and pension plans of Parent) on the same terms as such plans and arrangements are generally offered from time to time to employees of Parent in comparable positions with Parent (subject to any applicable restrictions or limitations on new entrants or categories of entrants), it being understood that, except as otherwise provided in this Section 12.1 or under the terms of any such Company Employee Plan or Benefit Arrangement, or compensation and employee benefit plans and arrangements or applicable Law, Parent shall be entitled from time to time to modify, terminate or supplement any such employee plans or benefit arrangements or to substitute new employee plans or benefit arrangements for such employee plans or benefit arrangements in the exercise of their business judgment.

(c) With respect to any employee plans and benefit arrangements of Parent in which any Continuing Employee first becomes eligible to participate on or after the Effective Time of the Merger (“New Plans”), Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, except to the extent such conditions or exclusions would have been recognized under the Company Employee Plans or Benefit Arrangements, (ii) recognize service of the Continuing Employees which was credited under Company Employee Plans or Benefit Arrangements prior to the Payroll Conversion Date for purposes of eligibility, vesting and benefit accruals under the New Plans (but not for purposes of benefit accrual under any employee pension plans), (iii) credit any deductibles, co-payments or other out-of-pocket expenses for the current calendar year for each employee and dependent recognized or recognizable under the Company Employee Plans or Benefit Arrangements, and (iv) apply any increase in any of the employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the later of the first day of the first plan year beginning after the Effective Time of the Merger of either the Company Employee Plan or Benefit Arrangement or the employee plan or benefit arrangement of the Parent. In addition to the foregoing, with respect to all vacation, volunteer time, funeral time, school conferences, sick time, personal time, and sabbatical leave that has been accrued through the Effective Time of the Merger (“PTO”) by any Continuing Employee under the applicable PTO Plan, Parent shall, or shall cause its Subsidiaries to, at its discretion, either pay the Continuing Employee his or her PTO as soon as practicable after the Effective Time of the Merger or allow such Continuing Employee to convert such PTO into vacation or sick leave (or a combination thereof); provided, however, that any such converted PTO may be subject to a maximum cap, with any excess PTO to be paid in cash to the Continuing Employee as soon as practicable after the Effective Time of the Merger. Company agrees that it will accrue as a liability on its financial statements prior to the Closing its good faith estimate of the dollar amount attributable to such PTO and will advise Parent in writing of the amount of such accrual at least five (5) Business Days prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, those individuals who are currently receiving retiree welfare benefits from the Company and individuals who retire within the twelve month period following the Effective Time of the Merger and are eligible for retiree welfare benefits from the Company under the terms of the applicable retiree welfare plan as in effect immediately prior to the Effective Time of the Merger, shall be entitled to retiree welfare benefits in effect immediately prior to the Effective Time of the Merger for employees of the Company and its Subsidiaries. Continuing Employees who retire after the twelve month period following the Effective Time of the Merger shall be eligible for retiree welfare benefits of Parent as may be in effect from time to time for similarly situated employees of the Parent.

(d) Parent agrees that after the Effective Time of the Merger, Parent will pay or provide for the year ending December 31, 2005, to those persons employed by Company or the Company Subsidiaries immediately prior to the Effective Time of the Merger and who are eligible, a credit to the employee’s account under the Commercial Federal Bank Amended and Restated Deferred Compensation Plan for Highly Compensated Employees (the “Deferred Compensation Plan”) a percentage of compensation through December 31, 2005, or if earlier, the date of termination of employment (provided such termination of employment shall be involuntary and not due to death, Disability or Cause) as a result of the consummation of the transactions contemplated under this Agreement in accordance with the terms of the Deferred Compensation Plan as in effect immediately prior to the Effective Time of the Merger. Company agrees that it will accrue as a liability on its financial statements prior to the Closing its good faith estimate of the dollar amount attributable to such deferred compensation account credit and will advise Parent in writing of the amount of such accrual at least five (5) Business Days prior to the Closing Date. Company also represents and warrants that the only employees of Company and the Company Subsidiaries who are participating in the Deferred Compensation Plan are those that are identified as such in the Company Disclosure Letter and agrees that after the execution and delivery of this Agreement, no other employees shall be designated as participants therein.

(e) (i) Except with respect to employees described in Section 12.1(e)(ii) below, Parent will pay and provide to employees of Company or the Company Subsidiaries whose employment terminates on or within twelve months after the Effective Date of the Merger as a result of the consummation of the transactions contemplated under this Agreement severance benefits under conditions and in an amount that are no less favorable to the employee than those contained in the Company Severance Plan as disclosed in the Company Disclosure Letter as in effect on the date this Agreement is executed.

(ii) Parent will pay and provide to Employees of the Company or the Company Subsidiaries whose employment terminates on or after the Effective Time of the Merger and who, as a result, become eligible for benefits under the terms of the Change in Control Agreements as disclosed in the Company Disclosure Letter, the benefits to which the employee is entitled under the terms of the Change in Control Agreements.

(f) Parent will cause the Surviving Corporation to assume and perform all of the obligations of Company under the terms of the Deferred Compensation Plan and any directors plans, subject to Parent’s right to amend such plans in accordance with their terms, other than to reduce the amount of benefits previously accrued or required to be credited under Section 12.1(d) hereof or to adversely affect the timing or manner of payment of any benefits due or the intended tax effect to any participant (other than the right, after the Effective Time of the Merger, to receive distributions in the form of Company Stock).

12.2. Company Stock Options, Company Awards and the Company Stock Option Plans.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required (including, if necessary, amending any of the Company Stock Option Plans) to provide for the cancellation of all outstanding Company Stock Options upon the Effective Time of the Merger, in exchange for a cash payment by Parent of an amount equal to (i) the excess, if any, of (x) the Merger Consideration plus the Special Dividend less the amount, if any, of the Special Retention Bonus paid over (y) the exercise price per share of Company Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Company Stock Option for which such Company Stock Option shall not theretofore have been exercised, whether vested or unvested and whether or not then exercisable. Such payment shall be made by Parent as soon as practicable, but no more than two business days after the Effective Time of the Merger.

(b) At the Effective Time of the Merger, each right of any kind, contingent or accrued, to receive shares of Company Stock or benefits measured by the value of a number of shares of Company Stock, granted under the Employee Plans and Benefit Arrangements (including, stock appreciation rights, restricted stock units, deferred stock units, phantom units and other deferral amounts), other than Company Stock Options and shares of Company Stock subject to restriction (each, a “Company Award”), which is outstanding immediately prior to the Effective Time of the Merger shall cease to represent a right or award with respect to shares of Company Stock and shall be converted, at the Effective Time of the Merger, into a right or award with respect to (i) the Merger Consideration plus the Special Dividend less the amount, if any, of the Special Retention Bonus paid multiplied by (ii) the number of shares of Company Stock subject to such Company Award, whether vested or unvested (and the Company Awards otherwise shall remain subject to the terms of the Employee Plans and Benefit Arrangements and the agreements or letters evidencing grants thereunder). Company agrees that it or its relevant committee shall take such action prior to the Effective Time of the Merger as may be required under the terms of any Company Employee Plan or Benefit Arrangement to pay such Company Awards in cash.

(c) All amounts payable pursuant to this Section 12.2 shall be subject to any required withholding of taxes and shall be paid without interest. It is understood that any payments made by Parent to holders of Company Stock Options and Company Awards pursuant to this Section 12.2 shall be allocable to the portion of the Closing Date following the Effective Time of the Merger for purposes of Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations.

(d) The Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Option Plans and the Employee Plans and Benefit Arrangements) shall adopt such resolutions or take such actions as are required to delete as of the Effective Time of the Merger the provision in any other Benefit Arrangements of Company providing for the issuance, transfer or grant of Company Stock or any interest in respect of Company Stock and to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or Company Award or any participant in any Company Stock Option Plan or other Employee Plan or Benefit Arrangements shall have any right thereunder to acquire any Company Stock or any capital stock of the Surviving Corporation.

(e) (i) Parent shall, or shall cause the Surviving Corporation to, continue to maintain the Company’s 2005 annual bonus plan(s) (other than the Management Incentive Plan) (the “Bonus Plans”) for the 2005 fiscal year and shall pay in cash to employees all bonus amounts due under such Bonus Plans pursuant to the terms of the Bonus Plans. Any participant in the Bonus Plans who incurs an involuntary termination of employment without cause following the Effective Time of the Merger and prior to the date on which bonuses are paid under the Bonus Plans shall be paid a bonus at such time as bonuses are paid to similarly situated active participants equal to the product of (x) the amount of bonus that would have been paid to such participant had such participant continued in the employ of the Company through the applicable payment date and (y) a fraction, the numerator of which is the number of days in the bonus plan year during which the participant was employed by the Company and the denominator of which is 365. Company agrees that it will accrue as a liability on its financial statements prior to the Closing its good faith estimate of the dollar amount attributable to such bonus amounts and will advise Parent in writing of the amount of such accrual at least five (5) Business Days prior to the Closing Date. Bonuses for the 2005 fiscal year will be paid no later than 2 ½ months following the end of the fiscal year.

(ii) Parent shall continue to maintain the Company’s Management Incentive Plan (the “Management Incentive Plan”) for the 2005 fiscal year and shall pay in cash to participants who are employed on February 28, 2006, 50% of the maximum amount due under such Management Incentive Plan for 2005 pursuant to the terms of the Management Incentive Plan, regardless of whether Bank meets its performance goal(s) for 2005. Any participant in the Management Incentive Plan who incurs an involuntary termination of employment without cause following the Effective Time of the Merger and prior to February 28, 2006 shall be paid a bonus under the Management Incentive Plan at such time as bonuses are paid to similarly situated active participants equal to the product of (x) the amount of bonus that would have been paid to such participant had such participant continued in the employ of the Company through the applicable payment date and (y) a fraction, the numerator of which is the number of days in the Management Incentive Plan year during which the participant was employed by the Company and the denominator of which is 365. Company agrees that it will accrue as a liability on its financial statements prior to the Closing its good faith estimate of the dollar amount attributable to such bonus amounts payable under the Management Incentive Plan and will advise Parent in writing of the amount of such accrual at least five (5) Business Days prior to the Closing Date. Bonuses for the 2005 fiscal year will be paid no later than 2 ½ months following the end of the fiscal year.

ARTICLE 13.

TERMINATION

13.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of Company, upon the occurrence of any of the following:

(a) By mutual agreement of the parties, in writing;

(b) By Parent or Company upon the failure of the stockholders of Company to give the Company Stockholder Approval at the duly convened Company Stockholders’ Meeting;

(c) By Company, upon written notice to Parent, if there shall have been a breach by Parent or Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 60 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period;

(d) By Parent, upon written notice to Company, if there shall have been a breach by Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 60 days following written notice thereof to Company or, by its nature, cannot be cured within such time period;

(e) By Company or Parent if (i) there shall be enacted or adopted hereafter any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or Company from consummating the Merger is entered by any Governmental Entity of competent jurisdiction and such judgment, injunction, order or decree shall become final and nonappealable, or (ii) any Governmental Entity which must grant a regulatory approval or consent required for consummation of the Merger has denied such approval or consent and such denial has become final and nonappealable; provided, however, that such right to terminate this Agreement under clause (ii) of this Section 13.1(e) shall not be available to Company or Parent if either such party’s failure to comply in all material respects with Section 6.8 or 7.2, respectively, was a cause of such action;

(f) By Company or Parent if any conditions set forth in Article 9 shall not have been met by March 31, 2006; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed due to the failure of the party seeking to terminate to comply in all material respects with its obligations under this Agreement;

(g) By Company if any of the conditions set forth in Article 10 shall not have been met or waived (to the extent such can be legally waived) by March 31, 2006; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed due to the failure of Company to comply in all material respects with its obligations under this Agreement;

(h) By Parent if any of the conditions set forth in Article 11 shall not have been met or waived (to the extent such can be legally waived) by March 31, 2006; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(h) if the relevant condition shall have failed due to the failure of Parent to comply in all material respects with its obligations under this Agreement;

(i) By Parent if Company or the Company Subsidiaries shall have breached in any material respect any of their obligations contained in Sections 6.6 or 6.7 or Company shall have breached in any material respect its obligation under Section 6.8 to promptly prepare or cause to be prepared the Proxy Statement and to send the same to the holders of Company Stock in connection with the Company Stockholders’ Meeting;

(j) By Parent if the Board of Directors of Company shall have failed to recommend adoption of this Agreement at the duly convened Company Stockholders’ Meeting, or there has otherwise been a Change in Company Recommendation, whether or not permitted by the terms hereof; or

(k) By Company if the Board of Directors of Company shall, concurrently with such termination, authorize Company to enter into an agreement with respect to a Competing Transaction; provided, however, that Company may only exercise its right to terminate this Agreement pursuant to this Section 13.1(k) if (i) Company shall have complied in all material respects with Section 6.7 (including, without limitation, providing to Parent at least three (3) Business Days prior written notice of its intention to take such termination action); (ii) the Board of Directors of Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation in similar transactions) that such Competing Transaction constitutes a Superior Proposal; (iii) the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable Law; and (iv) simultaneously with such termination, Company shall make a payment to Parent in an amount equal to the Termination Fee (as such term is defined below) ; provided, that for purposes of this Section 13.1(k) the term “Competing Transaction” shall have the meaning set forth in Section 6.7, except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.”

13.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Parent as provided in Section 13.1, neither Company nor Parent shall have any further obligation or liability to the other party except with respect to the last sentence of Section 6.3, Section 13.1(k)(iv) and this Section 13.2; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

(b) Company shall pay Parent (by Fed wire transfer of immediately available funds to such account as may be designated by Parent in writing to Company) an amount equal to $40,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Sections 13.1(i) or (j) then Company shall pay Parent the Termination Fee on the Business Day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 13.1(b) and (B) at any time after the date of this Agreement and before the date of the Company Stockholders’ Meeting, a bona fide Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise publicly communicated to Company’s stockholders; and if (C) within twelve (12) months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Company shall pay to Parent the Termination Fee on the Business Day following such execution or consummation; provided, that for purposes of this paragraph (ii) the term “Competing Transaction” shall have the meaning set forth in Section 6.7, except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority”; and

(iii) if (A) either party shall terminate this Agreement pursuant to Sections 13.1(f), (g) or (h) or Parent shall terminate this Agreement pursuant to Section 13.1(d), (B) at any time after the date of this Agreement and before such termination a bona fide Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise communicated to the Board of Directors of Company and (C) following such public announcement or communication of such Competing Transaction (or a proposal therefor), Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time of the Merger to occur prior to the termination of this Agreement, then Company shall pay to Parent 50% of the Termination Fee on the Business Day following such termination; and if (D) within twelve (12) months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Company shall pay to Parent the remaining 50% of the Termination Fee on the Business Day following such execution or consummation; provided, that for purposes of this paragraph (iii) the term “Competing Transaction” shall have the meaning set forth in Section 6.7, except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority.”

(c) If Company fails to pay all amounts due to Parent on the dates specified in this Section 13.2, then Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

(d) Parent (for itself and its Affiliates) hereby agrees that, upon any termination of this Agreement under circumstances where Parent is entitled to a Termination Fee under this Section 13.2 and Parent receives such Termination Fee, Parent and its Affiliates shall be precluded from any other remedy against Company, at law or in equity or otherwise, and neither Parent nor any of its Affiliates shall seek (and Parent shall cause its Affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Company or any Company Subsidiary or any of their respective directors, officers, employees, partners, managers, members or stockholders in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 14.

MISCELLANEOUS

14.1. Expenses. Except as otherwise provided herein, all Expenses incurred by Parent, Merger Sub and Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

14.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Parent or Merger Sub:	Bank of the West
180 Montgomery Street, 25th Floor
San Francisco, California 94104
Attention: Douglas C. Grigsby
Vice Chairman—Finance
and
J. Michael Shepherd, Esq.,
Senior Executive Vice President and
General Counsel
Facsimile Number: (415) 765-4895

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street, 10th Floor
San Francisco, California 94105
Attention: Rodney R. Peck, Esq.
Patricia F. Young, Esq.
Facsimile Number: (415) 983-1200

To Company:	Commercial Federal Corporation
13220 California Street
Omaha, Nebraska
Attention: David S. Fisher
Executive Vice President and
Chief Financial Officer
Facsimile Number: (402) 514-5304

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Craig M. Wasserman
Nicholas G. Demmo
Facsimile Number: (212) 403-2000

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

14.3. Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by Law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of Law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

14.4. Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

14.5. Effect of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.

14.6. Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 7.4(e). As used in this Agreement the term “parties” shall refer only to Parent, Merger Sub and Company as the context may require.

14.7. Lists; Exhibits; Integration. The Confidentiality Agreement and each Exhibit and the Company Disclosure Letter and the Parent Disclosure Letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of this Agreement, although the Confidentiality Agreement and each such Exhibit and the Company Disclosure Letter and the Parent Disclosure Letter need not be attached to each copy of this Agreement. This Agreement, together with the Confidentiality Agreement and each Exhibit and the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

14.8. Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party or another Person, such party or other Person shall make such statement based upon the actual knowledge of an executive officer of such Person.

14.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof (except to the extent that mandatory provisions of federal Law or the NBCA are applicable).

14.10. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

14.11. Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed.

14.12. Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by Law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of Parent, Merger Sub and Company without action by their respective stockholders. This Agreement may be modified or amended or any provision hereof waived only by an instrument of equal formality signed by the parties or their duly authorized agents.

14.13. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the States of California or Nebraska, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.2 shall be deemed effective service of process on such party.

14.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.15. Attorneys’ Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

BANK OF THE WEST

By:	/S/ DON J. MCGRATH
Its:	Chairman and Chief Executive Officer

BEAR MERGER CO., INC.

By:	/S/ DOUGLAS C. GRIGSBY
Its:	President and Chief Executive Officer

COMMERCIAL FEDERAL CORPORATION

By:	/S/ WILLIAM A. FITZGERALD
Its:	Chairman and Chief Executive Officer

Appendix B

June 13, 2005

Board of Directors

Commercial Federal Corporation

13220 California Street

Omaha, NE 68154-2303

Gentlemen:

Commercial Federal Corporation (“Commercial Federal”), Banc of the West (“Banc of the West”) and Bear Merger Co., a wholly owned subsidiary of Bank of the West (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of June 13, 2005 (collectively, the “Agreement”), pursuant to which Merger Sub will merge with and into Commercial Federal (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Commercial Federal common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement (the “Commercial Federal Shares”), will be converted into the right to receive $34.00 in cash, without interest (the “Closing Date Consideration”). In addition, it is contemplated that prior to the consummation of the Merger, Commercial Federal will pay a special dividend to its shareholders in an amount not to exceed $0.50 per share (the Closing Date Consideration and the special dividend, assuming that it will be in an amount of $0.50 per share, are collectively referred to as the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Commercial Federal Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Commercial Federal that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Banc of the West that we deemed relevant; (iv) internal budgets for Commercial Federal for the years ending December 31, 2005 and 2006 prepared by and reviewed with senior management of Commercial Federal and earnings growth estimates for the years thereafter furnished by and discussed with senior management of Commercial Federal; (v) earning per share estimates for Commercial Federal for the years ending December 31, 2005 and 2006 and earnings per share growth rates for the years thereafter, in each case, published by IBES; (vi) the publicly reported historical price and trading activity for Commercial Federal’s common stock, including a comparison of certain financial and stock market information for Commercial Federal with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) to the extent publicly available, the financial terms of certain recent business combinations in the savings institutions and commercial banking industries; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Sandler O’Neill & Partners, L.P., is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners Corp., a New York Corporation.

Board of Directors Commercial Federal Corporation June 13, 2005 Page 2

We also discussed with certain members of the senior management of Commercial Federal the business, financial condition, results of operations and prospects of Commercial Federal. In connection with our engagement, we did not solicit indications of interest in a potential transaction from any third parties.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Commercial Federal or Banc of the West or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Commercial Federal and Banc of the West that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Commercial Federal or Banc of the West or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Commercial Federal or Banc of the West nor have we reviewed any individual credit files relating to Commercial Federal or Banc of the West. We have assumed, with your consent, that the respective allowances for loan losses for both Commercial Federal and Banc of the West are adequate to cover such losses.

With respect to the internal budgets and estimates for Commercial Federal used by Sandler O’Neill in its analyses, the senior management of Commercial Federal confirmed to us that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of Commercial Federal. We assumed that the financial performances reflected in all budgets and estimates used by us in our analyses would be achieved. We express no opinion as to such budgets, or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Commercial Federal or Banc of the West since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Commercial Federal and Banc of the West will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Commercial Federal has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the price at which the common stock of Commercial Federal may trade at any time.

We have acted as Commercial Federal’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Commercial Federal has also agreed to indemnify us against certain liabilities arising out of our engagement.

Board of Directors Commercial Federal Corporation June 13, 2005 Page 3

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Commercial Federal and Banc of the West and their affiliates. We may also actively trade the equity and/or debt securities of Commercial Federal and/or its affiliates and/or of Banc of the West for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Commercial Federal in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Commercial Federal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Commercial Federal Shares and does not address the underlying business decision of Commercial Federal to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Commercial Federal or the effect of any other transaction in which Commercial Federal might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Commercial Federal Shares is fair to such shareholders from a financial point of view.

Very truly yours,

Appendix C

Global Markets & Investment Banking

June 13, 2005

Board of Directors

Commercial Federal Corporation

13220 California Street

Omaha, NE 68154

Members of the Board:

We understand that Commercial Federal Corporation (“Commercial Federal”) and its subsidiary Commercial Federal Bank (“Commercial Federal Bank”) have entered into an Agreement and Plan of Merger, dated as of June 13, 2005 (the “Agreement”), with Bank of the West (“Parent”) and its subsidiary Bank of the West Merger Co., Inc. (“Merger Sub”), pursuant to which Merger Sub will merge into Commercial Federal (the “Merger”), following which the surviving counterparties of the Merger will merge into Parent and then Commercial Federal Bank will merge into Parent. In the Merger, each outstanding share of Commercial Federal common stock, par value $0.01 per share (the “Commercial Federal Shares”), will be converted into the right to receive per share consideration in cash in the amount of $34.00. In addition, the Agreement permits Commercial Federal to pay a special cash dividend prior to the Merger to the holders of Commercial Federal Shares in an amount not to exceed $0.50 per share (the “Special Dividend” and together with the $34.00 per share cash consideration paid in the Merger, the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Commercial Federal Shares pursuant to the merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to Commercial Federal that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of Commercial Federal furnished to us by senior management of Commercial Federal;

(3)	Conducted discussions with members of senior management and representatives of Commercial Federal concerning the matters described in clauses (1) and (2) above;

(4)	Reviewed the market prices and valuation multiples for the Commercial Federal Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the publicly reported financial condition and results of operations of Commercial Federal and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

4 World Financial Center FL 25

New York, NY 10080

Global Markets & Investment Banking

(7)	Participated in certain discussions and negotiations among representatives of Commercial Federal and Bank of the West and their respective financial and legal advisors with respect to the Merger;

(8)	Reviewed the Agreement; and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Commercial Federal or been furnished with any such evaluation or appraisal nor have we evaluated the solvency or fair value of Commercial Federal under any state or federal laws relating to bankruptcy, insolvency, or similar matters. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of Commercial Federal, nor have we reviewed any individual credit files of Commercial Federal or been requested to conduct such a review, and, as a result, we have assumed that the allowance for loan losses for Commercial Federal are adequate to cover such loss. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Commercial Federal. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, furnished to or discussed with us by Commercial Federal, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Commercial Federal as to the future financial and operating performance of Commercial Federal.

Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the “Documents”) that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that the Special Dividend will be duly declared and paid (of funds set aside for payment) prior to the Merger in an amount of not less than $0.50 in cash per Commercial Federal Share.

We have been retained by the Board of Directors of Commercial Federal to act as financial advisor to Commercial Federal in connection with the Merger and will receive a fee from Commercial Federal for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Commercial Federal has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to Commercial Federal and to Bank of the West and its affiliates and have received fees for the rendering of such services, and we may continue to provide such services in the future. In addition, in the ordinary course of our business, we may actively trade the Commercial Federal Shares and other securities of Commercial Federal and its affiliates, as well as affiliates of Bank of the West, for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

2

Global Markets & Investment Banking

This opinion is for the use and benefit of the Board of Directors of Commercial Federal. Our opinion does not address the merits of the underlying decision by Commercial Federal to engage in the Merger and does not constitute a recommendation to any shareholder of Commercial Federal as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Commercial Federal.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Commercial Federal Shares pursuant to the Merger is fair, from a financial point of view, to the holders of such shares.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

3

[FORM OF PROXY CARD]

COMMERCIAL FEDERAL CORPORATION

This Proxy is solicited by the Board of Directors for the

                                , 2005 Special Meeting of Stockholders

The undersigned hereby appoints                                 ,                                  and                                 , and each of them, with full power of substitution, as attorneys in fact, agents and proxies for the undersigned to vote all of the shares of Common Stock, par value $.01 per share (“Corporation Common Stock”), of COMMERCIAL FEDERAL CORPORATION (the “Corporation”), that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at [location], Omaha, Nebraska on [day], [date], 2005 at [time], local time, and at any and all adjournments or postponements thereof (the “Meeting”) as indicated below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY “FOR” PROPOSAL I AND “FOR” PROPOSAL II.

The undersigned stockholder acknowledges receipt from the Corporation prior to the execution of this proxy of the Notice of Special Meeting of Stockholders to be held on [date], 2005, and a proxy statement relating to the business to be addressed at the meeting.

THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED BY THIS PROXY.

I.	To approve and adopt the Agreement and Plan of Merger, dated as of June 13, 2005, by and among the Corporation, Bank of the West (“Bank of the West”) and Bear Merger Co., Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Corporation (the “Merger”) and each share of Corporation Common Stock outstanding immediately prior to the Merger (other than certain shares owned by the Corporation and Bank West) will be converted into the right to receive $34.00 in cash.

☐ FOR ☐ AGAINST ☐ ABSTAIN

II.	To approve the adjournment of the Special Meeting of Stockholders, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal I.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” approval and adoption of the Agreement and Plan of Merger and “FOR” approval of the adjournment of the Special Meeting of Stockholders if necessary to solicit additional proxies.

Please sign exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed in corporate name by an authorized officer. Executors, administrators, trustees or guardians should give their title when signing.

Date:

Signature(s):

Please Sign, Date and Mail your Proxy Promptly in the

Enclosed Postage-Paid Envelope.